Exhibit 2.1

EXECUTION VERSION

IMPLEMENTATION AGREEMENT

BY AND AMONG

GLOBALWAFERS CO., LTD.,

GWAFERS SINGAPORE PTE. LTD.

AND SUNEDISON SEMICONDUCTOR LIMITED

Dated as of August 17, 2016

i

INDEX OF DEFINED TERMS

Term	Reference
$	Section 8.3(a)
401(k) Plans	Section 5.11(f)
Acceptance Time	ANNEX I
Account Bank Acquiror	Section 5.18 Preamble
Acquiror Disclosure Schedule	Article III
Acquiror Material Adverse Effect	Section 8.3(d)
Acquiror Necessary Consents	Section 3.2(c)
Acquisition	Recitals
Acquisition Agreement	Section 5.4(a)
Acquisition Proposal	Section 5.4(g)(i)
ACRA	Section 2.3(c)
Affiliate	Section 1.1(a)
Agreement	Preamble
Alternative Transaction	Section 7.3(b)(vii)
Anticorruption Laws	Section 2.8(c)(i)
Antitrust Laws	Section 2.3(c)
Bankruptcy and Equity Exception	Section 2.3(a)
Barclays	Section 2.10
Board	Recitals
Briefings	Section 5.7(b)
Business Day	Section 8.3(a)
Certificate	Section 1.5
CFIUS	Section 2.3(c)
CFIUS Approval	Section 6.1(f)
Change of Recommendation	Section 5.4(d)(i)
Change of Recommendation Notice	Section 5.4(d)(ii)(2)
Closing Date	Section 5.1(a)(v)
Code	Section 1.3
Commitment Letters	Section 3.4
Companies Act	Recitals
Company	Preamble
Company Balance Sheet	Section 2.4(b)
Company Benefit Plan	Section 2.12(a)(i)
Company Board Approval	Section 2.18
Company Charter Documents	Section 2.1(b)
Company Current Employees	Section 5.11(e)
Company Designated SEC Reports	Section 8.3(b)
Company Disclosure Schedule	Article II
Company Employee	Section 2.12(a)(ii)
Company Environmental Permits	Section 2.14(d)
Company Financials	Section 2.4(b)
Company International Plan	Section 2.12(k)(i)
Company IP	Section 2.7(a)(i)
Company IT Systems	Section 2.7(a)(ii)
Company Lease	Section 2.13(a)
Company Leased Property	Section 2.13(a)
Company Material Adverse Effect	Section 8.3(d)
Company Material Contract	Section 2.15(a)

Company Necessary Consents	Section 2.3(c)
Company Options	Section 2.2(c)
Company Ordinary Shares	Recitals
Company Owned Property	Section 2.13(b)
Company Permits	Section 2.8(b)
Company Products	Section 2.7(a)(iii)
Company Real Property	Section 2.13(b)
Company Related Party	Section 7.3(b)(iii)
Company Restricted Share Units	Section 2.2(b)
Company Restricted Shares	Section 2.2(b)
Company Routine Grants	Section 4.1(b)(iii)
Company SEC Reports	Section 2.4(a)
Company Share Plans	Section 2.2(c)
Company Shareholder Approval	Section 6.1(a)
Confidentiality Agreement	Section 5.5(a)
Contract	Section 2.3(b)
Court	Section 5.1(a)(i)
D&O Insurance	Section 5.12(e)
Debt Financing	Section 3.4
Debt Financing Commitments	Section 3.4
Denied Party	Section 2.8(c)(ix)
DOJ	Section 5.7(a)
Effect	Section 8.3(d)
Effective Time	Section 5.1(a)(v)
Environment	Section 2.14(a)(ii)
Environmental Law	Section 2.14(a)(iii)
Environmental Matters	Section 2.14(i)
ERISA	Section 2.12(a)(iii)
ERISA Affiliate	Section 2.12(a)(iv)
Escrow Agent	Section 5.18
Escrow Agreement	Section 5.18
Escrow Fund	Section 5.18
Exchange Act	Section 2.3(c)
Fairness Opinion	Section 2.19
Fee Letters	Section 3.4
Financing Agreement	Section 5.16(a)
FINSA	Section 2.3(c)
FTC	Section 5.7(a)
GAAP	Section 2.4(b)
Globe	Preamble
Globe Bylaw Condition	Section 5.17
Globe Related Party	Section 7.3(b)(v)
Globe Termination Fee	Section 7.3(b)(iv)
Government Officials	Section 2.8(c)(i)
Governmental Entity	Section 2.3(c)
Hazardous Material	Section 2.14(a)(iv)
HSR Act	Section 2.3(c)
Indemnified Parties	Section 5.12(a)
Independent Financial Advisor	Section 5.1(a)(ii)
Information Statement	ANNEX I
Initial Offer Expiration Date	ANNEX I
Intellectual Property	Section 2.7(a)(iv)

v

Intervening Event	Section 5.4(d)(iii)
IRS	Section 2.12(c)
Key Relationship Persons	Section 2.17
Knowledge	Section 8.3(c)
Laws	Section 2.2(d)
Legal Requirements	Section 2.2(d)
Liens	Section 2.3(b)
made available	Section 8.3(a)
Material Business Partners	Section 2.17
Material Contracts	Section 2.15(a)(i)
Material Customer	Section 2.17
Minimum Tender Condition	ANNEX II
Money Laundering Laws	Section 2.8(c)(v)
NASDAQ	Section 2.4(e)
Necessary Consents	Section 2.3(c)
New Commitment Letter	Section 5.16(b)
New Financing Agreements	Section 5.16(b)
Notice Period	Section 5.4(d)(ii)(2)
OFAC	Section 2.8(c)(viii)
Offer	Section 1.1(b)
Offer Closing	ANNEX I
Offer Closing Date	ANNEX I
Offer Conditions	ANNEX I
Offer Documents	ANNEX I
Offer End Date	ANNEX I
Offer Price	ANNEX I
Offer Shares	ANNEX I
Permits	Section 2.8(b)
Permitted Liens	Section 2.13(c)
Person	Section 8.3(e)
Recommendation	Section 5.3(b)
Reference Date	Section 2.2(a)
Release	Section 2.14(a)(i)
Relevant Documents	Section 5.1(a)(i)
Representatives	Section 5.4(a)
Required Amount	Section 3.4
ROC Approvals	Section 3.2(c)
Sanctions Laws and Regulations	Section 2.8(c)(viii)
Sarbanes-Oxley Act	Section 2.4(d)
SAS	Section 5.16(a)
Schedule 14D-9	ANNEX I
Schedule TO	ANNEX I
Scheme Announcement	Section 1.1(a)
Scheme Clearance Date	Section 5.1(a)(iii)
Scheme Court Order	Section 5.1(a)(iv)
Scheme Document	Section 5.1(a)(i)
Scheme of Arrangement	Recitals
Scheme Price	Section 1.1(a)
Scheme Shareholders	Section 1.1(a)
Scheme Shares	Section 1.1(a)
SEC	Section 5.1(a)(i)
Securities Act	Section 2.4(a)

SIC	Recitals
Singapore Code	Recitals
SMP	Section 2.15(a)(viii)
Subsequent Offering Period	ANNEX I
Subsidiary	Section 2.1(a)
Subsidiary Charter Documents	Section 2.1(b)
Superior Offer	Section 5.4(g)(ii)
SUNE	Section 2.15(a)(viii)
SUNE Bankruptcy Case	Section 2.25(a)
Takeover Law	Section 5.15
Tax	Section 2.6(a)(i)
Tax Returns	Section 2.6(a)(ii)
Taxes	Section 2.6(a)(i)
Termination Date	Section 7.1(b)
Termination Fee	Section 7.3(b)(i)
Triggering Event	Section 7.1(g)
U.S. Bankruptcy Code	Section 2.25(a)
Waiver	Recitals

INDEX OF DEFINED TERMS

ANNEXES

ANNEX I	The Offer
ANNEX II	The Offer Conditions

IMPLEMENTATION AGREEMENT

This IMPLEMENTATION AGREEMENT (this “Agreement”) is made and entered into as of August 17, 2016, by and among GlobalWafers Co., Ltd., a corporation organized under the laws of the Republic of China (“Globe”), GWafers Singapore Pte. Ltd. (Company Registration No. 201602698G), a company incorporated under the laws of Singapore with its registered address at 8 Wilkie Road #03-01 Wilkie Edge, Singapore 228095 (“Acquiror”) and a direct wholly-owned Subsidiary of Globe, and SunEdison Semiconductor Limited (Company Registration No. 201334164H), a company incorporated under the laws of Singapore with its registered address at 9 Battery Road, #15-01, Straits Trading Building, Singapore 049910 (the “Company”).

RECITALS

A. WHEREAS, Globe proposes to acquire, through Acquiror, the entire issued share capital of the Company (the “Acquisition”), and Globe, Acquiror and the Company have agreed to implement the Acquisition upon the terms and conditions set forth in this Agreement;

B. WHEREAS, the respective boards of directors of Globe, Acquiror and the Company have adopted and approved this Agreement and the transactions contemplated hereby, including the Acquisition, upon the terms and conditions set forth in this Agreement;

C. WHEREAS, prior to the execution of this Agreement, the Company has obtained from the Securities Industry Council of Singapore (the “SIC”) confirmation that the Singapore Code on Take-overs and Mergers (the “Singapore Code”) and its requirements shall not apply to the Acquisition (the “Waiver”);

D. WHEREAS, the board of directors of the Company (the “Board”) has resolved to recommend that the shareholders of the Company vote in favor of the adoption and approval of the Scheme of Arrangement and, if applicable in accordance with Section 1.1(b), the Offer, in each case, on the terms and subject to the conditions of this Agreement;

E. WHEREAS, the Board has authorized (i) that a Scheme of Arrangement be proposed to the holders of the ordinary shares, no par value, of the Company (the “Company Ordinary Shares”) under Section 210 of the Companies Act, Chapter 50 of Singapore (the “Companies Act”) (such Scheme of Arrangement, the “Scheme of Arrangement”), and (ii) if applicable, effecting the Acquisition by way of the Offer, in each case, on the terms and subject to the conditions of this Agreement; and

F. WHEREAS, each of Globe, Acquiror and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also to prescribe certain conditions to the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE TRANSACTION

Section 1.1 Structure.

(a) Subject to and upon the terms and conditions of this Agreement, the parties hereto shall effect the Acquisition by way of the Scheme of Arrangement. The Company agrees to propose the Scheme of Arrangement under which, inter alia, (i) all issued Company Ordinary Shares other than those held by or on behalf of Globe, Acquiror or their Subsidiaries (the “Scheme Shares”) will be transferred to Acquiror fully paid, free from all Liens and together with all rights, benefits and entitlements attaching thereto as of the Effective Time, including the right to receive and retain all dividends, rights and other distributions (if any) declared, paid or made by the Company on or after the Effective Time, and (ii) in consideration for the transfer of the Scheme Shares, the holders of Scheme Shares (the “Scheme Shareholders”) will receive a payment from Acquiror of US$12.00 in cash per share (the “Scheme Price”), without any interest thereon, but subject to any withholding Taxes as provided in Section 1.3. Subject to the terms and conditions of this Agreement, the parties hereto shall implement the Scheme of Arrangement in accordance with the requirements of Section 5.1, Section 5.2 and Section 5.3. The parties hereto shall procure the release of the joint announcement of Globe, Acquiror and the Company of the proposed Scheme of Arrangement in the form agreed by the parties hereto (the “Scheme Announcement”) on the date of this Agreement. For purposes of this Agreement, “Affiliate” when used with respect to any party, shall mean any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by Contract or otherwise.

(b) Notwithstanding Section 1.1(a), subject to the prior written consent of the Company and subject to the Offer Conditions and those other terms and conditions of the Offer required to be cleared by the SIC pursuant to applicable Legal Requirements, being so cleared by SIC, and in all cases subject to applicable Legal Requirements, including the Singapore Code, Globe shall have the right to elect to effect the Acquisition by way of a takeover offer pursuant to the terms and conditions set forth in Annexes I and II (the “Offer”) in lieu of proceeding by way of the Scheme of Arrangement, whether or not the Scheme Document has been dispatched. If Globe elects and the Company consents to effect the Acquisition by way of an Offer in accordance with this Section 1.1(b), then, to the extent permitted by applicable Legal Requirements, including the Singapore Code, Section 5.1 and Article VI (to the extent that such provisions relate only to the Scheme of Arrangement) will not apply but Annexes I and II will apply, and the other provisions of this Agreement, to the extent applicable to the implementation of the Acquisition by way of an Offer, will continue to apply mutatis mutandis to such Offer.

Section 1.2 Stock Options; Stock-Based Awards. In connection with the Acquisition, all Company Options and Company Restricted Share Units under Company Share Plans shall be treated as set forth in Section 5.11.

Section 1.3 Withholding Rights. Acquiror, and any paying agent of Acquiror, shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as Acquiror (or its paying agent) is required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder (the “Code”), or under any provision of U.S. federal, state or local or non-U.S. Tax Law or under any other applicable Legal Requirements, and to collect any certifications, documentation, forms or information which is applicable under any Law from the recipients of payments hereunder. To the extent such amounts are so deducted and withheld, such amount (i) shall be paid over to the applicable Governmental Entity in accordance with applicable Law, and (ii) to the extent paid over in accordance with clause (i), shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which Acquiror (or its paying agent) made such deduction and withholding.

Section 1.4 No Liability. None of Globe, Acquiror, its paying agent or the Company shall be liable to any Person in respect of any cash otherwise payable to any holder of Company Ordinary Shares, Company Options or Company Restricted Share Units pursuant to this Agreement delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement. If any Company Ordinary Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such shares would otherwise escheat to or become the property of any Governmental Entity, any such cash in respect of such shares shall, to the extent permitted by applicable Legal Requirement, become the property of Globe or Acquiror, free and clear of all claims or interest of any Person previously entitled thereto.

Section 1.5 Lost, Stolen or Destroyed Certificates. In the event any certificates representing Company Ordinary Shares (“Certificate”) shall have been lost, stolen or destroyed, Acquiror or its paying agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the consideration to which the holder thereof is entitled pursuant to this Article I (or in the event the Acquisition is effected by way of the Offer as provided in Section 1.1(b), Annex I); provided, however, that Globe, Acquiror or its paying agent may, in their reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable and customary sum as it may direct as indemnity against any claim that may be made against Acquiror, its Affiliates or its paying agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Designated SEC Reports or as set forth in the disclosure schedule delivered by the Company to Globe prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Globe and Acquiror as follows:

Section 2.1 Organization; Standing; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company is a public company limited by shares. Each of the Company’s Subsidiaries is a corporation, limited liability company, partnership or other entity. Each of the Company and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except to the extent such concepts are not recognized or applicable under the laws of the jurisdiction in which any such entity is organized), (ii) has the requisite corporate, limited liability company, partnership or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary other than in such jurisdictions where the failure to be so organized, existing and in good standing or so qualified, has not had a Company Material Adverse Effect. For purposes of this Agreement, “Subsidiary” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, of which (1) such party or any other Subsidiary of such party is a general partner, manager or managing member, (2) such party or any Subsidiary of such party owns, directly or indirectly, fifty percent (50%) or more of the outstanding equity or voting securities or interests or (3) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

(b) Charter Documents. The Company has delivered or made available to Globe, prior to the date hereof, true and correct copies of (i) the memorandum and articles of association of the Company, as amended to date (the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents, each as amended to date (collectively, the “Subsidiary Charter Documents”), of each material Subsidiary, and each such Company Charter Document or Subsidiary Charter Document is in full force and effect. The Company is not in material violation of any of the provisions of the Company Charter Documents, and each material Subsidiary of the Company is not in material violation of its respective Subsidiary Charter Documents.

(c) Minutes. The Company has made available to Globe and its Representatives true and complete copies of all minutes prepared by the Company of meetings of the shareholders, the Board and each committee of the Board, in each case, held since May 28, 2014; provided, that such minutes have been redacted to preserve attorney-client privilege or to remove material relating to (i) the consideration, negotiation and execution of this Agreement and the Acquisition and (ii) potential strategic alternatives to the Acquisition.

(d) Subsidiaries. Section 2.1(d) of the Company Disclosure Schedule lists each Subsidiary of the Company, identifying for all such Subsidiaries the percentage of each Subsidiary’s outstanding capital stock owned by the Company or another Subsidiary or Affiliate of the Company. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary of the Company have been duly authorized and validly issued and are fully paid and, where applicable as a legal concept, nonassessable and are owned by the Company, a wholly-owned Subsidiary of the Company, or the Company and another wholly-owned Subsidiary of the Company, free and clear of Liens, including any restriction on the right to vote, sell or otherwise dispose of or encumber such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. There are no issued or outstanding (i) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company, and there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities.

(e) The Company does not own, directly or indirectly, any securities or capital stock of, or other equity or voting interests of any nature in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person (other than the Subsidiaries of the Company).

Section 2.2 Capital Structure.

(a) Capital Stock. At the close of business on August 12, 2016 (the “Reference Date”), 42,370,037 Company Ordinary Shares were issued and outstanding. No Company Ordinary Shares are owned or held by any Subsidiary of the Company. All of the outstanding Company Ordinary Shares are, and all Company Ordinary Shares which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued and fully paid and not subject to any preemptive rights.

(b) Company Restricted Shares and Company Restricted Share Units. As of the close of business on the Reference Date, there are no Company Restricted Shares outstanding. As of the close of business on the Reference Date, 2,370,662 Company Restricted Share Units have been granted by the Company and remain outstanding and subject to future vesting. Section 2.2(b) of the Company Disclosure Schedule sets forth, as of the Reference Date, a complete and accurate list of the date of grant, vesting date, expiration date, if applicable, base price, and holder of each such Company Restricted Share Unit. There are no commitments or agreements to which the Company is bound obligating the Company to waive its right of repurchase or forfeiture with respect to any Company Restricted Share Unit as a result of the Acquisition (whether alone or upon the occurrence of any additional or subsequent events). For purposes of this Agreement, “Company Restricted Shares” shall mean Company Ordinary Shares that are unvested or subject to a Contract pursuant to which the Company has the right or obligation to repurchase, redeem or otherwise reacquire such Company Ordinary Shares, including by forfeiture, and “Company Restricted Share Units” shall mean all restricted share units and rights to receive Company Ordinary Shares or an amount in cash measured by the value of a number of Company Ordinary Shares.

(c) Stock Options. As of the close of business on the Reference Date: (i) 4,373,720 Company Ordinary Shares were subject to issuance pursuant to outstanding Company Options (as defined below) to purchase Company Ordinary Shares under the applicable Company Share Plans (as defined below) (outstanding options to purchase Company Ordinary Shares granted under or pursuant to the Company Share Plans, are referred to in this Agreement as “Company Options”), 1,344,033 of the shares subject to Company Options were vested and

3,029,687 of the shares subject to Company Options were unvested, and (ii) 3,255,923 Company Ordinary Shares are reserved for future issuance under the Company Share Plans. Section 2.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list of (x) all stock option plans or any other plan adopted by the Company that provides for the issuance of equity to any Person (the “Company Share Plans”) and (y) as of the Reference Date, the number of shares of Company Ordinary Shares subject to outstanding Company Options and the date of grant, vesting date, expiration date, exercise price or base price and holder of each such Company Option. The Company has made available to Globe complete and accurate copies of all Company Share Plans and the forms of all award agreements evidencing outstanding awards under such Company Share Plans. As of the Reference Date, Company Options and Company Restricted Share Units are the only type of awards outstanding which have been granted pursuant to the Company Share Plans and there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights or equity based awards (whether payable in cash, shares or otherwise) with respect to the Company other than awards under the Company Options and Company Restricted Share Units.

(d) Other Securities. Except for the Company Ordinary Shares, Company Restricted Share Units and Company Options described in Section 2.2(a), (b) and (c), and as otherwise specifically set forth on Section 2.2(d) of the Company Disclosure Schedule, as of the Reference Date, there are no issued or outstanding (i) shares of capital stock or other voting securities of or other ownership interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (iii) warrants, calls, options or other rights to acquire from the Company or any Subsidiary of the Company, or other obligations, understandings or arrangements of the Company (including under any agreement for acquisition of shares or equity interests of any Person or assets) to issue, transfer or sell, or cause to be issued, transferred or sold, any capital stock, other voting securities or securities convertible into or exchangeable for, capital stock or other voting securities of or other ownership interest in the Company or any Subsidiary of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company, and there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities. All outstanding Company Ordinary Shares, all outstanding Company Options, all outstanding Company Restricted Share Units, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in material compliance with (1) all applicable securities laws and all other applicable Legal Requirements and (2) all requirements set forth in applicable Contracts. Except for shares subject to Company Restricted Share Units, as of the Reference Date, there are not any outstanding Contracts of the Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (B) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any voting agreements, irrevocable proxies, voting trusts, registration rights agreements or other voting arrangements with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. For purposes of this Agreement, “Legal Requirements” or “Laws” shall mean any U.S. or Singapore federal, state and local and municipal or non-U.S. and non-Singapore law, statute, constitution, ordinance, code, or published order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(e) No Changes. Between the Reference Date and the date of this Agreement, there has been no change in (i) the outstanding share capital of the Company, (ii) the number of Company Options outstanding, (iii) the number of Company Restricted Shares outstanding, (iv) the number of shares subject to Company Restricted Share Units or (v) the number of other options, warrants or other rights to purchase Company Ordinary Shares, other than pursuant to the exercise, vesting or settlement of Company Options or Company Restricted Share Units outstanding as of the Reference Date, including the issuance of the Company Ordinary Shares in respect thereof pursuant to the Company Share Plans, pursuant to the terms of such awards as in effect on the Reference Date.

Section 2.3 Authority; Non-Contravention; Necessary Consents.

(a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to Company Shareholder Approval, to perform its obligations hereunder and to consummate the Acquisition and the other transactions hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary corporate and other action on the part of the Company and no other corporate or other proceedings on the part of the Company, and no shareholder votes, are necessary to authorize the execution and delivery of this Agreement or to consummate the Acquisition and the other transactions contemplated hereby, other than the approval of the Scheme of Arrangement by the affirmative vote of a majority in number representing not less than seventy-five percent (75%) in value of the holders of Company Ordinary Shares, which are entitled to one (1) vote per share, present or represented and entitled to vote at the general meeting of the Company on a poll on the Scheme of Arrangement being the only vote of the holders of any class or series of Company Ordinary Shares or other securities necessary to approve the Scheme of Arrangement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. This Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by Globe and Acquiror, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity (clauses (i) and (ii), the “Bankruptcy and Equity Exception”).

(b) Non-Contravention. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and consummation of the Acquisition and the other transactions contemplated by this Agreement by the Company (with or without notice or lapse of time, or both) will not: (i) conflict with or violate any provision of any of the Company Charter Documents or any Subsidiary Charter Documents, (ii) subject to the approvals contemplated in Section 5.3 and compliance with the requirements set forth in or disclosed pursuant to Section 2.3(a) and Section 2.3(c), conflict with or violate any material Legal Requirement applicable to any of the Company or its Subsidiaries or by which any of the Company or its Subsidiaries or any of their respective properties or assets is bound or affected and (iii) subject to providing the notices and obtaining the consents set forth in Section 2.3(b) of the Company Disclosure Schedule, result in any material breach of or constitute a material default (or an event that would, with notice or lapse of time or both, become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”), other than a Permitted Lien, on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any material agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking (each, a “Contract”) (to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective properties is bound or affected).

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental entity or instrumentality, foreign or domestic, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental function (a “Governmental Entity”) is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition and the other transactions contemplated hereby, except for (i) the filing of the Scheme Documents with the Court, (ii) the Scheme Court Order and the lodgment of the Scheme Court Order (and such other information as may be required) with the Accounting and Corporate

Regulatory Authority of Singapore (“ACRA”) in accordance with Section 210 of the Companies Act, (iii) the filing of the Scheme Documents with the SEC in accordance with the Securities Exchange Act of 1934 as amended (the “Exchange Act”), (iv) the filing of such reports, schedules or materials under Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (v) such consents, clearances, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition (collectively, “Antitrust Laws”) of the jurisdictions set forth in Section 6.1(e) of the Company Disclosure Schedule, (vi) (A) the submission of a joint voluntary notice of the Acquisition and other transactions contemplated by this Agreement to the Committee on Foreign Investment in the United States (“CFIUS”) and any requested supplemental information pursuant to 31 C.F.R. Part 800 and 50 U.S.C. App. § 2170, as amended by the Foreign Investment and Security Act of 2007 (“FINSA”) and (B) the CFIUS Approval, and (vii) such other consents, clearances, approvals, orders, authorizations, registrations, declarations and filings with respect to any Governmental Entity the failure of which to obtain would not have a Company Material Adverse Effect. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in clauses (i) through (vii) above are referred to herein as the “Company Necessary Consents”, and together with Acquiror Necessary Consents, the “Necessary Consents.”

Section 2.4 SEC Filings; Financial Statements.

(a) SEC Filings. The Company has filed or otherwise transmitted all required registration statements, prospectuses, certifications, reports, schedules, forms, statements and other documents (including all exhibits and all other information incorporated by reference, amendments and supplements thereto) required to be filed by it with the SEC since May 28, 2014. The Company has made available to Globe all such registration statements, prospectuses, certifications, reports, schedules, forms, statements and other documents in the form filed with the SEC that are not publicly available through the SEC’s EDGAR database. All such required registration statements, prospectuses, certifications, reports, schedules, forms, statements and other documents are referred to herein as the “Company SEC Reports”. As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing, the Company SEC Reports complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports. All Company SEC Reports (i) were filed on a timely basis, (ii) at the time filed, were prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act or is required to file any form, report, registration statement, prospectus or other document with the SEC. The Company has heretofore made available to Globe correct and complete copies of all material correspondence with the SEC that is not publicly available through the SEC’s EDGAR database. As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports or the SIC with respect to the Waiver.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (as amended) (the “Company Financials”), as of their respective dates: (i) complied, in all material respects, with the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor forms under the Exchange Act), and (iii) fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations, cash flows and shareholders’ equity for the periods indicated. The balance sheet of the Company as of December 31, 2015, contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.” Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC) where the result, purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Report.

(c) No Undisclosed Liabilities. Except (i) to the extent disclosed, reflected or reserved against in the Company Balance Sheet, or the notes thereto, (ii) for current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, or (iii) as expressly contemplated by this Agreement, there are no liabilities of the Company or its Subsidiaries of any kind whatsoever, whether known, unknown, accrued, contingent, absolute, determined or otherwise, that have a Company Material Adverse Effect.

(d) Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting, as such terms are defined in, and as required by, Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. The Company and its Subsidiaries, taken as a whole, have established and maintain a system of internal control over financial reporting, which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Company Financials) for external purposes in accordance with GAAP. Since the date of the Company’s most recent periodic report filed with the SEC prior to the date of this Agreement, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Board (A) any known significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company and its Subsidiaries, (B) any known fraud, whether or not material, that involves the Company’s management or other Company Employees, or (C) any known claim or allegation regarding any of the foregoing.

(e) Sarbanes-Oxley Act; NASDAQ. The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of The NASDAQ Global Select Market (“NASDAQ”).

Section 2.5 Absence of Certain Changes or Events. Since December 31, 2015, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and, since such date, there has not (a) occurred any Company Material Adverse Effect; or (b) been any other action taken that, if taken during the period from the date of this Agreement through the Closing Date or the Acceptance Time, as applicable, would have required the consent of Globe pursuant to Section 4.1(b) of this Agreement.

Section 2.6 Taxes.

(a) Definitions. For the purposes of this Agreement:

(i) “Tax” or, collectively, “Taxes,” shall mean any and all taxes, charges, duties, fees, levies or other similar governmental charges, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return, together with all estimated taxes, deficiency assessments, interest, penalties and additions imposed with respect to such amounts, and shall include any liability for such amounts as a result of being a transferee or successor under Law or a member of a combined, consolidated, unitary or affiliated group.

(ii) “Tax Returns” shall mean any and all reports, returns, declarations or statements relating to Taxes filed or required to be filed with any Governmental Entity.

(b) The Company and each of its Subsidiaries has properly filed on a timely basis with the appropriate taxing authorities all material Tax Returns that they were required to file, and all such Tax Returns are true, correct and complete in all material respects.

(c) Each of the Company and its Subsidiaries has paid on a timely basis all material Taxes and Tax liabilities that were due and payable by or with respect to the income, assets or operations of the Company and each of its Subsidiaries, as applicable.

(d) The most recent financial statements contained in the Company SEC Reports filed prior to the date hereof reflect an adequate accrual or reserve (in accordance with GAAP) for all material Taxes incurred but not yet due and payable by the Company and its Subsidiaries through the date of such financial statements, and the unpaid Taxes of the Company and each of its Subsidiaries for all tax periods commencing after the date of such financial statements have been properly accrued on the books and records of the Company and each of its Subsidiaries.

(e) No material deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries that has not been paid or otherwise settled, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax, which waiver or extension remains in effect. Neither the Company nor any of its Subsidiaries is currently the subject of an audit or other examination of Taxes (and no such audit is pending or contemplated to the Knowledge of the Company) or is presently contesting the Tax liability of the Company or any of its Subsidiaries before any court, tribunal or agency.

(f) No written claim has been made since May 28, 2014 and, to the Knowledge of the Company, since January 1, 2013, by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may by subject to taxation by that jurisdiction.

(g) The Company and each of its Subsidiaries have timely paid or withheld with respect to their employees (and paid over any amounts withheld to the appropriate Taxing authority to the extent due) all material Taxes required to be paid or withheld.

(h) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of the Company or any of its Subsidiaries, which, individually or collectively, would reasonably be expected to give rise to the payment of an amount that would not be deductible as a result of the application of Sections 404 or 162(m) of the Code.

(i) There are no Tax indemnity, Tax sharing, Tax allocation or similar agreements in effect as between the Company and any of its Subsidiaries, on the one hand, and any other party, on the other hand, under which the Company could be liable for any material Taxes of any third party (other than commercial business agreements, the principal purpose of which is not the allocation of Taxes).

Section 2.7 Intellectual Property.

(a) Definitions. For the purposes of this Agreement, the following terms have the following meanings:

(i) “Company IP” shall mean any Intellectual Property owned (or purported to be owned) by the Company or any of its Subsidiaries.

(ii) “Company IT Systems” shall mean any and all software, hardware, servers, systems, sites, circuits, networks, data communications lines, routers, hubs, switches, interfaces, websites, platforms, and other computer, telecommunications and information technology assets and equipment, and all associated documentation, in each case, owned or used by the Company or any of its Subsidiaries or held for use in the conduct of any of their businesses.

(iii) “Company Products” shall mean all products or service offerings of the Company that have been marketed, sold, licensed, offered or distributed by the Company or its Subsidiaries since May 28, 2014 and, to the Knowledge of the Company, since January 1, 2013, or that the Company or any of its Subsidiaries currently intends to market, sell, license, offer or distribute. For the avoidance of doubt, “Company Products” do not include any products or service offerings that are not fully developed as of the date of this Agreement or for which the Company and its Subsidiaries has not sold, offered for sale, or commercialized as of the date of this Agreement.

(iv) “Intellectual Property” shall mean any or all United States, international and foreign intellectual property rights, including all of the following and all rights in, arising out of, or associated therewith: (A) all patents and applications therefor and all reissues, divisions, renewals, reexaminations, substitutions, extensions, provisionals, continuations and continuations-in-part thereof; (B) all rights in inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, works of authorship, and customer data and all documentation necessary to any of the foregoing; (C) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (D) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (E) domain name registrations, uniform resource locators and other names and locators associated with the Internet, (F) all rights in computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (G) all rights in industrial designs and any registrations and applications therefor throughout the world; (H) all rights in trade names, trade dress, brand names, slogans, logos, trademarks and service marks and registrations and applications for any of the foregoing throughout the world; (I) all rights in data, databases and data collections and all rights therein throughout the world; (J) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (K) any similar or equivalent rights to any of the foregoing anywhere in the world.

(b) Intellectual Property; Proceedings. Section 2.7(b) of the Company Disclosure Schedule contains a complete and accurate list of (i) all patents, registrations of Intellectual Property and pending applications, that, in each case, constitute the Company IP and (ii) all claims, suits, proceedings or actions before any Government Entity, but excluding prosecution of intellectual property applications related thereto. All issued patents and registrations of Intellectual Property included in the Company IP listed on Section 2.7(b) of the Company Disclosure Schedule (or required to be listed on Section 2.7(b) of the Company Disclosure Schedule) are subsisting and, to the Knowledge of the Company, valid and enforceable as of the date of this Agreement.

(c) Ownership. The Company or one of its Subsidiaries is the exclusive owner of each item of Company IP listed on Section 2.7(b) of the Company Disclosure Schedule and exclusively owns each other item of Company IP, in each case, free and clear of any Liens, other than Permitted Liens, and has the valid and continuing right to use all other Intellectual Property used in or necessary for (i) the operation of their businesses in the manner in which such Intellectual Property is currently used in the operation of their businesses, and

(ii) the commercialization of all Company Products, and, in each case, any such rights will not be adversely affected by the consummation of the transactions contemplated hereby other than as would not have a Company Material Adverse Effect; provided, however, that the preceding clauses (i) and (ii) shall not be deemed to be a representation or warranty that such operation of the businesses or that the commercialization of any Company Product does not infringe the Intellectual Property of any other Person, which representations and warranties are the subject of Section 2.7(d). No Company IP or any of the Company’s rights in any Company Product is subject to any legal proceeding or outstanding legal decree, order, judgment or stipulation restricting the use, transfer or licensing thereof by the Company or any of its Subsidiaries and each Person (including current and former employees and contractors) that has created, developed or contributed to any material Company IP has executed a valid, present assignment of all of such Person’s right, title and interest therein to the Company or one of its Subsidiaries, or all such right, title and interest is vested in the Company or a Subsidiary as a matter of law.

(d) Non-Infringement. (i) The Company and its Subsidiaries, since May 28, 2014 and, to the Knowledge of the Company, since January 1, 2013, in the operation of their businesses, including the design, development, manufacture, use, import, sale and licensing of Company Products, have not infringed, misappropriated or otherwise violated any Intellectual Property rights of any third Person nor constituted unfair competition or trade practices under applicable Laws in any material respect; (ii) to the Knowledge of the Company, no Person is infringing, violating or misappropriating in any material respect any of the Company IP; and (iii) there are no claims, suits, proceedings or actions pending or, to the Knowledge of the Company, threatened against or by the Company or any of its Subsidiaries (including written invitations to license), as applicable, alleging the foregoing clauses (i) or (ii), respectively.

(e) Intellectual Property Contracts.

(i) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in: (A) the material breach, modification, cancellation, termination or suspension of any Material Contract relating to IP to which the Company or any of its Subsidiaries is a party; (B) the Company (or any of its Subsidiaries) or Globe or Acquiror (or any of their Affiliates) (1) granting to any third Persons any rights, licenses, covenants not to sue, or access to (or the release from escrow of) any Intellectual Property owned by, or licensed to, any of them (including any Company IP or any software covered by Company IP); (2) being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses; or (3) being obligated to pay any material royalties or other material amounts, or offer any material discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(ii) Neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(f) Trade Secret Protection; Privacy. The Company and each of its Subsidiaries have taken commercially reasonable steps to protect the secrecy of any material trade secrets and other confidential information of the Company or any of its Subsidiaries (or provided thereto under an obligation of confidentiality). The Company and its Subsidiaries are (and the consummation of the transactions contemplated hereby will be) in compliance in all material respects with all applicable Laws relating to privacy, data protection, anti-spam, and personally identifiable information and the Company’s and its Subsidiaries’ applicable privacy policies.

(g) Company IT Systems. The Company IT Systems (i) constitute all information technology assets necessary to conduct the businesses of the Company and its Subsidiaries in the manner in which their businesses are currently conducted in all material respects; and (ii) are in all material respects adequate for existing needs and operations of the Company and its Subsidiaries.

Section 2.8 Compliance; Permits.

(a) Compliance. The Company and its Subsidiaries are, and since May 28, 2014, have been, in compliance in all material respects with all applicable Laws. No material investigation or review by any Governmental Entity is pending or, to the Knowledge of the Company, has been threatened against the Company or any of its Subsidiaries.

(b) Permits. The Company and its Subsidiaries hold, and since May 28, 2014, have held, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, exceptions, permissions, qualifications, registrations, orders and approvals from Governmental Entities (“Permits”) that are required for, or are used in, the operation of the business of the Company and its Subsidiaries as currently conducted, other than Permits the absence of which would not have a Company Material Adverse Effect (collectively, “Company Permits” other than Company Environmental Permits, which are covered exclusively under Section 2.14). No suspension, cancellation, failure to renew, revocation or modification of any Company Permits is pending or, to the Knowledge of the Company, has been threatened. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where such non-compliance has not had a Company Material Adverse Effect.

(c) Certain Business Practices.

(i) Since May 28, 2014 and, to the Knowledge of the Company, since January 1, 2013, (x) none of the Company or any its Subsidiaries has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act, the U.K. Bribery Act 2010, or any other applicable anticorruption Laws, regulations or conventions to which the Company or any of its Subsidiaries is subject, including all laws enacted to implement the United Nations Convention Against Corruption (collectively, “Anticorruption Laws”), and (y) none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees, representatives, distributors, consultants or agents acting directly for or on behalf of the Company or its Subsidiaries has, in the course of his, her or its actions for, or on behalf of, the Company or its Subsidiaries, (1) made, offered, promised or authorized any illegal contributions, gifts, entertainment or payments of other expenses or any other thing of value, in each case from corporate funds, related to political activity, (2) made, offered, promised or authorized, directly or indirectly, the giving of anything of value, to any foreign or domestic government official or to any foreign or domestic political party or campaign (collectively, “Government Officials”) for the purpose of (A) influencing any act or decision of such person in their capacity as a Government Official; (B) inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; (C) securing any undue or improper advantage; or (D) inducing a Government Official to influence or affect any act or decision of any other Government Official or Governmental Entity, (3) made, offered, promised, authorized, solicited, accepted or received anything of value to or from a customer or an officer, director or employee of a customer or vendor to secure any improper or undue advantage, in each case with respect to clauses (1) through (3) in a manner that violated in any material respect any Anticorruption Laws.

(ii) None of the Company’s directors, officers or employees, or, to the Knowledge of the Company, representatives, distributors, consultants or agents acting directly for or on behalf of the Company is currently a Denied Party or is located, organized or resident in Iran, Cuba, Syria, Sudan or North Korea.

(iii) At no time since May 28, 2014 and, to the Knowledge of the Company, since January 1, 2013, has the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their directors, officers, employees, representatives, distributors, consultants or agents acting directly for or on their behalf violated Sanctions Laws and Regulations.

(iv) At no time since May 28, 2014 and, to the Knowledge of the Company, since January 1, 2013, has the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their directors, officers, employees, representatives, distributors, consultants or agents knowingly engaged in any dealings or transactions with any person, or in any country or territory, that is a Denied Party, nor is the Company or any its Subsidiaries currently engaged in any such activities.

(v) Since May 28, 2014 and, to the Knowledge of the Company, since January 1, 2013, the operations of the Company and its Subsidiaries have been conducted at all times in compliance, in all material respects, with the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the U.K. Proceeds of Crime Act, and all similar money laundering-related laws of other jurisdictions where the Company and its Subsidiaries conduct business or own assets, and any related or similar Law issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”).

(vi) Since May 28, 2014 and, to the Knowledge of the Company, since January 1, 2013, the Company and its Subsidiaries have maintained (A) in all material respects, complete and accurate books and records, including records of payments to any agents, distributors, consultants, representatives, third parties and Government Officials in accordance with generally accepted accounting principles and (B) adequate internal financial controls and policies and procedures designed to prevent violations of the applicable Anticorruption Laws, Money Laundering Laws, or Sanctions Laws and Regulations.

(vii) Since May 28, 2014 and, to the Knowledge of the Company, since January 1, 2013, none of the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with the applicable Anticorruption Laws, Money Laundering Laws, or Sanctions Laws and Regulations.

(viii) “Sanctions Laws and Regulations” shall mean (A) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, all as amended, or regulations of the US Treasury Department Office of Foreign Assets Controls (“OFAC”), or any export control law or regulation applicable to U.S.-origin goods, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time, (B) any U.S. sanctions related to or administered by the Department of State and (C) any sanctions measures or embargos imposed by the United Nations Security Council, Her Majesty’s Treasury, the European Union or other relevant sanctions authority.

(ix) “Denied Party” shall mean any individual, entity, or sector subject to any form of economic sanctions or trade restrictions pursuant to any Sanctions Laws and Regulations.

Section 2.9 Litigation. (a) There are no claims, suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before any court, Governmental Entity, or any arbitrator; and (b) neither the Company nor any of its Subsidiaries or any of their respective material properties is or are subject to any judgment, injunction, order or decree which, in the case of clauses (a) and (b), (x) seeks either damages in excess of $200,000 or equitable relief, or (y) would be reasonably expected to have the effect of preventing, enjoining, altering or delaying the transactions contemplated by this Agreement.

Section 2.10 Brokers’ and Finders’ Fees. No broker, investment banker, financial advisor or other Person (other than Barclays Capital, Inc. (“Barclays”) and the Independent Financial Advisor) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries. The Company has heretofore made available to Globe correct and complete copies of the Company’s engagement letters with Barclays and the Independent Financial Advisor, and such letters describe all fees payable to Barclays and the Independent Financial Advisor in connection with the transactions contemplated hereby and all Contracts under which any such fees or any expenses are payable and all indemnification and other Contracts with Barclays and the Independent Financial Advisor entered into in connection with the transactions contemplated by this Agreement.

Section 2.11 Transactions with Affiliates. Since May 28, 2014, no material relationship has existed, nor are there any currently proposed material relationships, between the Company or any of its Subsidiaries, on the one hand, and any executive officer, director or Affiliate (other than any Subsidiary of the Company) of the Company, on the other hand, or that is or was required to be described under Item 404 of Regulation S-K under the Securities Act in the Company SEC Reports, which is not described in Company SEC Reports.

Section 2.12 Employee Benefit Plans and Labor Matters.

(a) Definitions.

(i) “Company Benefit Plan” shall mean each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA), and any other plan, program, policy, practice, contract, agreement or other arrangement providing for employment, consulting, compensation, incentive, bonus, severance, change of control pay or benefits, termination pay or benefits, deferred compensation, performance awards, paid time off, sick, equity or equity-related awards, pension benefits, retirement or supplemental retirement benefits, insurance, medical or welfare benefits, or fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, in each case which is sponsored, maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of one or more Company Employees, or with respect to which the Company or any ERISA Affiliate has or is reasonably likely to have any material liability or obligation.

(ii) “Company Employee” shall mean any current or former or retired employee or director of the Company or any ERISA Affiliate; provided, that references to former or retired persons only include those with respect to which the Company has or is reasonably likely to have any post-Effective Time liability or obligation.

(iii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(iv) “ERISA Affiliate” shall mean each Subsidiary of the Company and any other Person or entity under common control (whether or not incorporated) with the Company or any of its Subsidiaries within the meaning of Sections 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(b) Schedule. Section 2.12(b) of the Company Disclosure Schedule contains an accurate and complete list of each material Company Benefit Plan. Neither the Company nor any ERISA Affiliate has any plan or commitment to establish, adopt or enter into any new Company Benefit Plan or to modify any Company Benefit Plan (except to the extent required by Legal Requirements or to conform any such Company Benefit Plan to any applicable Legal Requirements, or as required by this Agreement).

(c) Documents. The Company has provided or made available to Globe correct and complete copies of: (i) all documents embodying each Company Benefit Plan required to be disclosed pursuant to Section 2.12(b) including all amendments thereto and all related trust documents, group annuity contracts and group insurance contracts (and a written description of any Company Benefit Plan that is not set forth in a written document); (ii) the most recent annual actuarial valuations, if any, prepared for each such Company Benefit Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each such Company Benefit Plan; (iv) if any such Company Benefit Plan is funded, the most recent annual and periodic accounting of Company Benefit Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, with respect to each such Company Benefit Plan; (vi) all Internal Revenue Service

(“IRS”) determination, opinion, notification and advisory letters; (vii) all correspondence to or from any governmental agency relating to any such Company Benefit Plan; and (viii) the three (3) most recent plan years’ discrimination tests for each such Company Benefit Plan for which such tests are required.

(d) Benefit Plan Compliance.

(i) With respect to each Company Benefit Plan, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its ERISA Affiliates would be subject to any liability material to the Company and its Subsidiaries, taken as a whole, under the terms of the Company Benefit Plan, ERISA, the Code or any other applicable Legal Requirement.

(ii) Each Company Benefit Plan has been, in all material respects, administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements and the terms of any applicable collective bargaining agreements. Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances that could reasonably be expected to affect adversely the qualified status of any such Company Benefit Plan. Except as required by Legal Requirements, no condition exists that would prevent the Company, Globe or Acquiror from terminating or amending any Company Benefit Plan at any time for any reason without material liability to the Company and its ERISA Affiliates, taken as a whole (other than ordinary administration expenses or routine claims for benefits).

(iii) There are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine claims for benefits), and no action, legal or otherwise, has been commenced or, to the Knowledge of the Company, is threatened or reasonably anticipated (other than routine claims for benefits), with respect to any claim, which would reasonably be expected to result in material liability to the Company and its ERISA Affiliates, taken as a whole.

(e) Plan Funding. With respect to the Company Benefit Plans, there are no material benefit obligations for which required contributions have not been made or accrued to the extent required by GAAP or applicable Legal Requirements and there are no material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of the Company. The assets of each Company Benefit Plan which is funded are reported at their fair market value on the books and records of such Company Benefit Plan.

(f) Pension and Funded Welfare Plans. Neither the Company nor any ERISA Affiliate of the Company has ever maintained, established, sponsored, participated in or contributed to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), “multiple employer plan” as defined in ERISA or the Code, “funded welfare plan” within the meaning of Section 419 of the Code or a “multiple employer welfare arrangement,” as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA). (i) No Company Benefit Plan covered by Title IV of ERISA has been terminated and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any such plan; (ii) no Company Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or Section 302 or 304 of ERISA; and (iii) no Company Benefit Plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA. No Company Benefit Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or provides health benefits that are not fully insured through an insurance contract.

(g) Continuation Coverage. No Company Benefit Plan provides post-termination or retiree welfare benefits (whether or not insured) with respect to any Person for any reason other than coverage mandated by applicable Legal Requirements, and neither the Company nor any ERISA Affiliate has any obligation to provide such benefits.

(h) Effect of Acquisition. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan which will (i) entitle any Company Employee to severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Company Employee, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (iv) otherwise give rise to any liability under any Company Benefit Plan, or (v) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time or Offer Closing, as applicable. No payment or benefit which will or may be made in connection with the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) by the Company or any ERISA Affiliate will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it or its successor is bound to compensate any Company Employee for excise taxes paid pursuant to Section 4999 of the Code or otherwise.

(i) Labor. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, trade union agreement, works council agreement, employee representative agreement or union contract, other than national or industry-wide agreements, with respect to any Company Employees, and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. To the Knowledge of the Company, as of the date of this Agreement there are no activities or proceedings of any labor union to organize any Company Employees. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened or reasonably anticipated which would reasonably be expected to materially interfere with the business activities of the Company and its Subsidiaries, taken as a whole. The Company is not required to obtain any opinion or consent from any works council or other employee representative in connection with the execution of this Agreement or any transaction contemplated hereby. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would reasonably be expected to result, individually or in the aggregate, in any material liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

(j) Employment Matters. The Company is in compliance in all material respects with all applicable Legal Requirements respecting labor, employment, employment practices, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health, immigration, affirmative action, employee data privacy, plant closings and wages and hours. The Company is not in receipt of any written notice of any claim, and, to the Knowledge of the Company, no such claim is threatened or reasonably anticipated, that any classification by the Company of any Person as an employee or an independent contractor or as exempt from overtime pay violates a Legal Requirement, except where such claim would not be material to the Company and its Subsidiaries, taken as a whole. All payments due from the Company and any of its Subsidiaries on account of any wages or other compensation, and employee health and welfare insurance and other benefits, have been paid or properly accrued as a liability on the books of the Company or its Subsidiaries. To the Knowledge of the Company, no senior executive or other key employee of the Company or any of its Subsidiaries is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with the Company or its Subsidiaries or the ability of the Company and/or any of its Subsidiaries to conduct its or their business.

(k) International Employee Matters.

(i) With respect to each Company Benefit Plan that is maintained outside the jurisdiction of the United States or primarily covers Company Employees residing or working outside the United States (a “Company International Plan”), (A) the Company International Plan has been established, maintained and administered in all material respects in compliance with its terms and all applicable Legal Requirements, and (B) with respect to any such Company International Plan that is intended to be eligible to receive favorable tax treatment under the Legal Requirements applying to such Company International Plan, all requirements necessary to obtain such favorable tax treatment have been satisfied.

(ii) There is no term of employment for any senior executive or other key employee residing or working outside the United States providing that the consummation of the transactions contemplated by this Agreement shall entitle such senior executive or other key employee (A) to treat the change of control as a breach of any contract, (B) to any payment, benefit or change of terms of employment (whether or not conditioned upon the occurrence of any other event) or (C) to treat himself or herself as redundant or released from any obligation to his or her employer.

Section 2.13 Title to Properties.

(a) Leases. Section 2.13(a) of the Company Disclosure Schedule sets forth a list of all leases or other agreements for the occupancy of real property that are material to the business and operations of the Company and its Subsidiaries (“Company Leased Property”), to which the Company or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement and all amendments, guaranties and modifications thereof, including the address of the applicable leased real property (each, a “Company Lease”). The Company has made available to Globe a true and complete copy of leases for all Company Leased Property. All Company Leases are valid and in full force and effect against the Company or any Subsidiary of the Company party thereto and (i) are enforceable in accordance with their respective terms in all material respects against the Company or the applicable Subsidiary thereof and, to the Knowledge of the Company, each other party subject to such Company Lease, subject to the Bankruptcy and Equity Exception, and (ii) none of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any other party, is in material default under any Company Lease and no written notices of material default under any such Company Lease have been sent or received by any of the Company or any of its Subsidiaries, except for any notice or default that has not had a Company Material Adverse Effect.

(b) Properties. Section 2.13(b) of the Company Disclosure Schedule sets forth a list of all material real property owned by the Company or any of its Subsidiaries (the “Company Owned Property” and collectively with Company Leased Property, the “Company Real Property”). There are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than the Company or any of its Subsidiaries) the right of use or occupancy of any portion of the Company Real Property. To the Knowledge of the Company, there are no outstanding options or rights of first refusal to purchase the Company Real Property or any portion thereof or the Company’s or any Subsidiary’s interest therein, and neither the Company nor any Subsidiary has granted any party an such options or rights.

(c) Valid Title. The Company and each of its Subsidiaries owns and has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business except where failure to have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, such property has not had a Company Material Adverse Effect. Except as had not had a Company Material Adverse Effect, all of such properties and assets are held by the Company or its Subsidiaries free and clear of any Liens, except for (i) Liens imposed by law in respect of obligations not yet due or delinquent which are owed in respect of Taxes, (ii) with respect to real property (1) zoning, building codes and other state and federal land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any

Governmental Entity having jurisdiction over such real property; (2) restrictions, covenants, conditions, limitations, rights, rights of way, easements, encumbrances, encroachments, reservations, agreements, options, imperfections or irregularities of title, and other matters that are of public record or that would be shown by an accurate and current title report or other similar report, but excluding restrictions, covenants, conditions, limitations, rights, rights of way, easements, encumbrances, encroachments, reservations, agreements, options, imperfections or irregularities of title, and other matters that are of public record that have had a Company Material Adverse Effect; and (3) any conditions, easements, encumbrances, encroachments or other matters that would be shown or disclosed by a current and accurate survey or physical inspection, but excluding conditions, easements, encumbrances, encroachments or other matters that do not or would not, individually or in the aggregate, reasonably be expected to impair in any material respect the use or occupancy of such real property, (iii) mortgages, or deeds of trust, security interests or other encumbrances on title set forth on Section 2.13(c) of the Company Disclosure Schedule, (iv) Liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, (v) statutory or common law landlords’, mechanics’, carriers’, workmen’s, repairmen’s or other like Liens, (vi) matters, exclusions, limitations, obligations, conditions, exceptions, and disclaimers, if any, reflected in any Company Lease or (vii) Liens upon the underlying fee interest of the Company Leased Property (items referred to in clauses (i) through (vii), “Permitted Liens”).

Section 2.14 Environmental Matters.

(a) For purposes of this Agreement, the following terms have the meanings provided below.

(i) “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

(ii) “Environment” shall mean any surface water, ground water, drinking water supply, land surface or subsurface strata, or indoor or outdoor air.

(iii) “Environmental Law” shall mean any Legal Requirement or Permit relating to the Environment, occupational health and safety, or exposure of persons or property to Hazardous Materials, including any statute, regulation, administrative decision or order pertaining to: (A) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Hazardous Materials or documentation related to the foregoing; (B) air or water pollution; (C) groundwater or soil contamination; (D) the Release or threatened Release into the Environment, the workplace or other areas of Hazardous Materials; (E) transfer of interests in, or control of, real property which may be contaminated; (F) right to know disclosures with respect to Hazardous Materials; (G) the protection of wildlife, marine life, wetlands or endangered and threatened species; (H) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; or (I) the health and safety of employees and other persons.

(iv) “Hazardous Material” shall mean any substance, emission or waste that has been designated by any Governmental Entity or by or pursuant to any applicable Environmental Law as radioactive, toxic, hazardous, biohazardous, or as a pollutant or contaminant, including PCBs, friable asbestos, petroleum, urea-formaldehyde, oil, petroleum and petroleum products (including fractions thereof), including substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended, or pursuant to analogous state Legal Requirements or regulations, but excluding office and janitorial supplies properly and safely maintained.

(b) Except as has not had a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has Released any Hazardous Material and no amount of any Hazardous Material is present as a result of any actions of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any third party or otherwise in, on or under any real property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries currently owns, operates, occupies or leases. Neither the Company nor any Subsidiary has any liabilities or obligations arising from the Release by the Company or any of its Subsidiaries of any Hazardous Materials into the Environment, except for such liabilities or obligations as have not had a Company Material Adverse Effect.

(c) Except as has not had a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with, and have at all times since May 28, 2014 and, to the Knowledge of the Company, since January 1, 2013, complied with, applicable Environmental Laws.

(d) The Company and its Subsidiaries hold all Permits that are required by Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted, except for such Permits the absence of which has not had a Company Material Adverse Effect (the “Company Environmental Permits”). No suspension or cancellation of any of the Company Environmental Permits is pending or, to the Knowledge of the Company, threatened. Except for such noncompliance which is not expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms of the Company Environmental Permits.

(e) Except as has not had a Company Material Adverse Effect, no civil or criminal litigation, action, order, written notice of violation or claim or, to the Knowledge of the Company, investigation, inquiry, information request or proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries arising out of Environmental Laws.

(f) Except as has not had a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has entered into any written agreement that requires it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of any Environmental Laws.

(g) The Company and its Subsidiaries are in compliance in all material respects with the European Directive 2002/96/EC on waste electrical and electronic equipment and European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment, and their respective implementing Legal Requirements.

(h) The Company and its Subsidiaries have made available to Globe all environmental site assessments and audit reports prepared since May 28, 2014 and, to the Knowledge of the Company, since January 1, 2013, and in their possession, custody or control relating to premises currently or previously owned or operated by the Company or any Subsidiary.

(i) Except as has not had a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries have any liability or obligation arising under any Environmental Law, whether arising under theories of contract, tort, negligence, successor or enterprise liability, strict liability, or other legal or equitable theory, including arising as a result of (i) any failure to comply with applicable Environmental Laws or (ii) the presence, Release or threatened Release of, or exposure of persons or property to, Hazardous Materials (collectively, “Environmental Matters”).

(j) To the Knowledge of the Company, no underground storage tanks are present in, on or under any real property, including the land and improvements thereof, that the Company or any Subsidiary has at any time owned, operated, occupied or leased.

(k) This Section 2.14 shall contain the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to all matters arising under or relating to Environmental Laws or Hazardous Materials.

Section 2.15 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean (other than any Company Benefit Plan, which is the subject of Section 2.12):

(i) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or its Subsidiaries;

(ii) any severance or consulting Contract or any written employment agreement providing for a guaranteed minimum term of employment (excluding, for this purpose, any offer letters entered into in the ordinary course of business with employees who are terminable “at will”), in each case, under which the Company or any of its Subsidiaries may have continuing obligations as of the date of this Agreement providing for future payments in excess of $100,000 in the aggregate;

(iii) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership or limited liability company with another Person, in each case material to the Company or the Subsidiaries, taken as a whole (excluding any such Contracts between the Company and any of its wholly-owned Subsidiaries, or between or among wholly-owned Subsidiaries of the Company);

(iv) any Contract (A) relating to indebtedness for borrowed money incurred by the Company or any of its Subsidiaries having an outstanding principal amount in excess of $200,000, other than indebtedness between the Company and any of its wholly-owned Subsidiaries, or between or among wholly-owned Subsidiaries of the Company, (B) guaranteeing any debt securities of another Person (other than the Company or any wholly-owned Subsidiary) by the Company or any of its wholly-owned Subsidiaries in excess of $200,000, in each case other than (x) accounts receivables and trade payables incurred in the ordinary course of business and (y) loans to direct or indirect wholly-owned Subsidiaries made in the ordinary course of business, or (C) with “keep-well” or other provisions requiring the Company to maintain any financial statement condition of another Person other than wholly-owned Subsidiaries of the Company;

(v) any Contract that (A) limits the right of the Company or any of its Subsidiaries to engage in any material line of business, to make use of any material Company IP or to compete with any Person in any material line of business or geographic area, (B) contains most favored customer pricing provisions, (C) grants any exclusive rights, rights of refusal, or rights of first negotiation to any Person, (D) otherwise prohibits the Company or its Subsidiaries from selling, distributing or manufacturing any material products or services or purchasing or otherwise obtaining any material software, components, parts or subassemblies in any material respect or (E) contains any provision that restricts or purports to restrict or bind any Affiliate of the Company (other than a Subsidiary of the Company);

(vi) any Contract pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or other similar contingent payment obligations, in each case that would reasonably be expected to result in payments in excess of $150,000;

(vii) any Contract with a Key Relationship Person;

(viii) any Contract with SunEdison, Inc. (“SUNE”) or any Subsidiary of SUNE (which, for the avoidance of doubt, shall include SMP Ltd. (“SMP”));

(ix) any collective bargaining agreement, trade union agreement, work council agreement, employee representative agreement or union contract to which the Company or any of its Subsidiaries is a party or is bound;

(x) any agreement the primary purpose of which is for the Company or any of its Subsidiaries to provide indemnification or any guaranty and under which the Company or any of its Subsidiaries has continuing obligations as of the date of this Agreement;

(xi) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of (A) capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract and any related Contracts of $500,000 or more, or (B) any significant portion of the assets of any Person for aggregate consideration (in one or a series of transactions) under such Contract and any related Contracts of $1,000,000 or more;

(xii) any Contract governing the terms of any ownership or investments of the Company or any of its Subsidiaries in any other Person or business enterprise other than the Company’s wholly-owned Subsidiaries (other than short-term, liquid investments), or any Contract pursuant to which the Company or its Subsidiaries has any obligation or commitment (whether conditional or otherwise) to make any investment or acquire any ownership interest in any other Person or business enterprise other than the Company’s wholly-owned Subsidiaries;

(xiii) any dealer, distributor, joint marketing or development agreement under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any agreement pursuant to which the Company or any of its Subsidiaries have continuing obligations to jointly develop any material Intellectual Property that will not be wholly owned by the Company or any of its Subsidiaries and which may not be terminated without penalty upon notice of ninety (90) days or less;

(xiv) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires future payments under such Contract and any related Contracts in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(xv) any dispute settlement agreement with continuing obligations to the Company and its Subsidiaries, taken as a whole;

(xvi) any Contract pursuant to which the Company or any of its Subsidiaries grants or is granted any material license, covenant not to assert, ownership or other interest in any Intellectual Property (other than “shrink wrap” and similar standard form or widely available commercial end-user licenses);

(xvii) any Contract that restricts the ability to issue, declare or pay dividends;

(xviii) any Contract that would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement;

(xix) any swaps, caps, collars, floors or other derivative Contracts relating to interest rates, equity securities, debt securities or commodities; or

(xx) any Contract the termination or breach of which, or the failure to obtain consent in respect of which, would individually and in and of itself reasonably be expected to have a Company Material Adverse Effect.

(b) Schedule. Section 2.15(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or is bound by as of the date of this Agreement and which are described in Section 2.15(a)(i) through Section 2.15(a)(xx) hereof.

(c) Validity. Each Company Material Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto, and in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, except to the extent that (i) it has previously expired in accordance with its terms or (ii) the failure to be in full force and effect has not had a Company Material Adverse Effect. During the twelve (12) month period prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of termination in respect of any Company Material Contract. As of the date of this Agreement, the Company has made available to Globe true, correct and complete copies of all Company Material Contracts.

(d) No Breach. The Company and/or any Subsidiary of the Company that is a party to a Company Material Contract is in compliance with all terms and requirements of each Company Material Contract, and no event has occurred that, with notice or the passage of time, or both, would constitute a breach or default by the Company or any of its Subsidiaries under any such Company Material Contract, and, to the Knowledge of the Company, no other party to any Company Material Contract is in breach or default (nor has any event occurred which, with or without notice or the passage of time, or both, would constitute such a breach or default) under any Company Material Contract, except in each case where such violation, breach, default or event of default has not had a Company Material Adverse Effect. Except as has not had a Company Material Adverse Effect, neither the Company nor, to the Knowledge of the Company, any of its Subsidiaries has received notice from any other party to a Company Material Contract that such other party intends to terminate or renegotiate in any material respects the terms of any such Company Material Contract (except in accordance with the terms thereof).

Section 2.16 Insurance. Except as has not had a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance in such amounts and against such risks (i) as are sufficient to comply with applicable Law or (ii) as required under any Company Material Contract and, in each case, are in accord with normal industry practice, (b) all insurance policies owned or held by the Company or any of its Subsidiaries are in full force and effect, and all premiums due on such policies have been paid by the Company or its Subsidiaries, (c) neither the Company nor any of its Subsidiaries is in breach or default under such policies, which breach or default would permit cancellation, termination or modification of any such insurance policies, and (d) as of the date of this Agreement, none of the Company or its Subsidiaries has received any written notice of cancellation or termination with respect to any material insurance policy of the Company or its Subsidiaries in effect on the date of this Agreement. Section 2.16 of the Company Disclosure Schedule sets forth a complete and accurate list of (A) all material insurance policies which cover the Company and its Subsidiaries or their businesses, properties, assets or employees, (B) all material pending claims and all material claims made by the Company or any of its Subsidiaries with any insurance company since May 28, 2014 and (C) any instances of a denial of coverage by any insurance company since May 28, 2014.

Section 2.17 Customers. Section 2.17 of the Company Disclosure Schedule sets forth a list of (a) the fifteen (15) largest (measured by revenue) customers of the Company (each, a “Material Customer”) for the fiscal year ended December 31, 2015 and (b) the names of ten (10) Persons (other than Material Customers, directors, officers or employees of the Company or its Subsidiaries) who supply or provide services or products to the Company or its Subsidiaries, or with whom the Company or its Subsidiaries have a business relationship, in each case, that are most important to the business and operations of the Company (each such Person, a “Material Business Partner” and together with Material Customers, the “Key Relationship Persons”). Since January 1, 2015, (i) no Key Relationship Person has notified the Company or any of its Subsidiaries in writing that it intends to terminate, cancel or (other than in connection with industry-wide decreases in volume) materially curtail its business relationship with the Company and (ii) neither the Company nor any of its Subsidiaries is engaged in a dispute that is material to the Company and its Subsidiaries, taken as a whole, with any Key Relationship Person that remains ongoing.

Section 2.18 Board Approval. The Board has, by resolutions duly adopted and not subsequently rescinded or modified in any way prior to the date hereof (the “Company Board Approval”), (a) determined that this Agreement and the transactions contemplated hereby, including the Acquisition, are in the interests of, the Company, (b) adopted and approved this Agreement and the transactions contemplated hereby, including the Acquisition, the Scheme of Arrangement and the Offer; provided that, with respect to the Offer (i) the Company has consented to the Offer in accordance with Section 1.1(b) at the time at which it is made and (ii) the effectiveness of such approval shall in all events be subject to compliance with all applicable Legal Requirements (including the Singapore Code) and the terms and conditions of this Agreement, (c) recommended that the shareholders of the Company vote in favor of the adoption and approval of the Scheme of Arrangement and, if applicable, the Offer, provided that, with respect to the Offer (i) the Company has consented to the Offer in accordance with Section 1.1(b) at the time at which it is made and (ii) the effectiveness of such recommendation shall in all events be subject to Section 5.4 and compliance with all applicable Legal Requirements (including the Singapore Code) and the terms and conditions of this Agreement, and (d) subject to Section 5.3 and Section 5.4 directed that the Scheme of Arrangement be, subject to the approval of the Court, submitted to the Company’s shareholders at the Scheme Meeting.

Section 2.19 Opinion of Financial Advisor. The Board has received a written opinion from Barclays (or, if an oral opinion, to be confirmed by delivery of a written opinion promptly after the date hereof), dated as of the date of this Agreement, to the effect that, as of such date and subject to the assumptions, limitations, conditions and qualifications set forth in such opinion, the Scheme Price is fair, from a financial point of view, to the holders of Company Ordinary Shares other than the Company, Globe, Acquiror or their respective Subsidiaries (the “Fairness Opinion”). A signed copy of such opinion will be provided to Globe, solely for its informational purposes, as promptly as practicable following receipt thereof by the Company.

Section 2.20 Rights Plan. Neither the Company nor any of its Subsidiaries has in effect a shareholder rights plan or “poison pill.”

Section 2.21 Takeover Laws. Assuming the accuracy of the representations and warranties of Globe and Acquiror set forth in Article III, and assuming that the Waiver remains in effect, the Company has taken all action necessary to exempt or exclude this Agreement and the transactions contemplated hereby (except for the Offer) from any Takeover Laws, and, accordingly, no Takeover Laws apply to any such transactions.

Section 2.22 Sufficiency of Assets. All of the properties and assets, tangible or intangible, that are used to conduct the business of the Company and its Subsidiaries as presently conducted comprise in all material respects all of the assets required to operate the business of the Company and its Subsidiaries in the same manner as such operations are currently being conducted.

Section 2.23 SIC Waiver. The Company has previously made available to Globe a true and correct copy of the Waiver. As of the date hereof, the Waiver is in full force and effect and has not been withdrawn, revoked or rescinded in any respect. There are no agreements, arrangements or understandings with the SIC with respect to the transactions contemplated by this Agreement other than as expressly set forth in the Waiver.

Section 2.24 Solar-Grade Polysilicon. None of the Company or any of its Subsidiaries is party to any Contract pursuant to which the Company or any of its Subsidiaries sells any solar-grade polysilicon products.

Section 2.25 SUNE Bankruptcy Matters.

(a) The jointly administered SUNE bankruptcy cases, lead case no. 16-10992, under Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “U.S. Bankruptcy Code”), currently pending before the United States Bankruptcy Court, Southern District of New York (Manhattan), in which SUNE and certain of its Affiliates are debtors and debtors in possession (the “SUNE Bankruptcy Case”), has not materially adversely affected the business and operations of the Company and its Subsidiaries as are currently being conducted.

(b) Since December 31, 2015, neither the Company nor any of its Subsidiaries have purchased any products (including any polysilicon products) from SUNE. Purchases made by the Company or any of its Subsidiaries of granular semiconductor grade polysilicon from either SUNE or any of its Affiliates have been made on the terms under and pursuant to a letter agreement dated June 23, 2015 since such date.

(c) The Company’s recording of an $86.9 million other-than-temporary asset impairment charge, for the three months ended March 31, 2016, of its investment in SMP and disclosed in the Company SEC Reports was made in accordance with GAAP and complied, in all material respects, with the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing.

(d) Section 2.25 of the Company Disclosure Schedule sets forth a materially complete and accurate list of any outstanding amounts currently owed to the Company or any of its Subsidiaries by SUNE or any of its Subsidiaries.

(e) As of the date of this Agreement, neither the Company nor any of its Representatives have received written notice from SUNE that SUNE (or in the case of clause (ii) below, SUNE, its Affiliates or any other Person with standing) will (i) reject any executory contracts, unexpired leases, or licenses that exist between the Company or any of its Affiliates, on the one hand, and SUNE or any of its Affiliates, on the other hand, or (ii) prosecute any causes of action against the Company or any of its Subsidiaries.

Section 2.26 Disclosure of Information. Neither the Company nor any of its Representatives has provided or made available to any Person in connection with an Acquisition Proposal any material written Confidential Information (as such term is defined in the Confidentiality Agreement) that has not also been provided or made available to Globe, Acquiror or any of their respective Representatives.

Section 2.27 No Other Representations and Warranties. Except for the representations and warranties contained in this Article II and any certificate delivered by the Company in connection with Effective Time or the Offer Closing, neither Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Affiliates or with respect to any other information provided to Globe or Acquiror in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any information provided (including in any data room, management presentation, information memoranda, supplemental information or other materials) or otherwise made available with respect to the Company or its Subsidiaries as to the probable success or profitability of the Company or its Subsidiaries. The Company expressly disclaims any and all other representations and warranties, whether express or implied. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Globe or Acquiror or any other Person resulting from the distribution to Globe or Acquiror, or Globe’s or Acquiror’s use of, any such information, including any information, documents, projections, forecasts, forward-looking information or other material made available to Globe or Acquiror in certain data rooms or management presentations or otherwise in expectation of the transactions contemplated in this Agreement, except to the extent any such information is expressly included in a representation or warranty contained in this Agreement or a certificate delivered in connection with this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GLOBE AND ACQUIROR

Except as set forth in the disclosure schedule delivered by Globe and Acquiror to the Company prior to the execution and delivery of this Agreement (the “Acquiror Disclosure Schedule”), Globe and Acquiror jointly and severally represent and warrant to the Company as follows:

Section 3.1 Organization; Standing and Power. Globe (a) is a corporation duly organized and validly existing under the laws of the Republic of China, (b) has the requisite corporate power and authority to carry on its business as now being conducted and (c) is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership of leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so organized and existing or so qualified would not be reasonably expected to have an Acquiror Material Adverse Effect. Acquiror (a) is a corporation duly organized and validly existing under the laws of Singapore, (b) has the requisite corporate power and authority to carry on its business as now being conducted and (c) is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership of leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so organized and existing or so qualified would not be reasonably expected to have an Acquiror Material Adverse Effect. All of the issued and outstanding capital stock of Acquiror is, and at the Effective Time will be, solely owned by Globe.

Section 3.2 Authority; Non-Contravention; Necessary Consents.

(a) Authority. Each of Globe and Acquiror has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery of this Agreement by each of Globe and Acquiror and the consummation by each of Globe and Acquiror of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary corporate and other action on the part of each of Globe and Acquiror and no other corporate or other proceedings on the part of each of Globe and Acquiror are necessary to authorize the execution and delivery of this Agreement or to consummate the Acquisition and the other transactions contemplated hereby This Agreement has been duly executed and delivered by each of Globe and Acquiror and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Globe and Acquiror, enforceable against each of Globe and Acquiror in accordance with its terms, except that such enforceability is subject to the Bankruptcy and Equity Exception.

(b) Non-Contravention. The execution and delivery of this Agreement by each of Globe and Acquiror does not, and performance of this Agreement and consummation of the transactions contemplated by this Agreement by each of Globe and Acquiror (with or without notice or lapse of time, or both) will not: (i) conflict with or violate any provision of the organizational documents of Globe or Acquiror, (ii) subject to the approvals contemplated in Section 5.3 and compliance with the requirements set forth in or disclosed pursuant to Section 3.2(c), conflict with or violate any material Legal Requirement applicable to Globe or Acquiror or by which Globe or Acquiror or any of their properties or assets is bound or affected, and (iii) assuming the consents, approvals and authorizations specified in Section 3.2(c) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, result in any breach of or constitute a default (or an event that would, with notice or lapse of time or both, become a default) under, or impair Globe’s or Acquiror’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Globe or Acquiror pursuant to any Contract (to which Globe or Acquiror is a party or by which Globe or Acquiror or any of their respective properties is bound or affected), except, in the case of clauses (ii) and (iii) above, for any such conflicts, breaches, defaults, impairments, alterations, rights of termination, amendments, acceleration or cancellation, Liens or violations that would not be reasonably expected to have an Acquiror Material Adverse Effect.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person is required to be obtained or made by either Globe or Acquiror in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition, and other transactions contemplated hereby, except for: (i) the filing of such reports, schedules or materials under Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (ii) such consents, clearances, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act and the Antitrust Laws of the jurisdictions set forth in Section 6.1(e) of the Company Disclosure Schedule, (iii) (A) the submission of a joint voluntary notice of the Acquisition and other transactions contemplated by this Agreement to CFIUS and any requested supplemental information pursuant to FINSA and (B) the CFIUS Approval, (iv) the approval of the SIC of the conditions to the Offer as set forth in ANNEX II, (v) the approval of each of the Investment Committee of the Ministry of the Economic Affairs of the Republic of China and the Central Bank of the Republic of China (collectively, the “ROC Approvals”) and (vi) such other consents, clearances, approvals, orders, authorizations, registrations, declarations and filings with respect to any Governmental Entity the failure of which to obtain would not would not be reasonably expected to have an Acquiror Material Adverse Effect. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in clauses (i) through (v) above are referred to herein as the “Acquiror Necessary Consents.”

(d) Board Approval. The board of directors of Globe has, by resolutions duly adopted and not subsequently rescinded or modified in any way prior to the date hereof, (a) determined that this Agreement and the transactions contemplated hereby, including the Acquisition, are advisable, fair to, and in the best interests of, Globe and its shareholders and (b) adopted and approved this Agreement and the transactions contemplated hereby.

(e) No Vote of Globe Shareholders Required. No vote or other approval of the shareholders of Globe or the holders of any other securities of Globe (equity or otherwise) is required by Legal Requirements, the organizational documents of Globe or any exchange on which securities of Globe are traded in order for Globe or Acquiror to consummate the Acquisition.

Section 3.3 Litigation. As of the date of this Agreement, there are no claims, suits, actions or proceedings pending or, to the Knowledge of Globe, threatened against Globe or any of its Subsidiaries before any court, Governmental Entity, or any arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated hereby.

Section 3.4 Financing. Globe has delivered to the Company true and complete copies of (i) those certain executed commitment letters dated as of the date of this Agreement by and between Globe and the financing sources party thereto (the “Commitment Letters” and, together with the Fee Letters (as defined below), “Debt Financing Commitments”) pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (such amounts, the “Debt Financing”) and (ii) the fee letters referred to in such commitment letters (with only fee amounts redacted, none of which would adversely affect the amount or availability of the Debt Financing) (the “Fee Letters”). As of the date of this Agreement, none of the Debt Financing Commitments has been amended or modified, and the respective commitments contained in the Debt Financing Commitments have not been withdrawn or rescinded and, to the Knowledge of Globe, no withdrawal or rescission thereof is contemplated as of the date of this Agreement. As of the date of this Agreement, the Debt Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of Globe and, to the Knowledge of Globe, the other parties thereto (except to the extent that enforceability may be limited by the Bankruptcy and Equity Exception). There are no conditions precedent related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Financing Commitments. Except for the Commitment Letters and the Fee Letters, as of the date of this Agreement, there are no actual or contemplated side letters or other Contracts to which Globe or Acquirer, or any of their Affiliates, is or would be a party that relate to the amount or availability of the full amount of Debt Financing or the conditions applicable thereto. As of the date of this Agreement, no event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under the Debt Financing Commitments by Globe, Acquiror or, to the Knowledge of Globe, any other party to the Debt Financing Commitments. Assuming the satisfaction of the conditions to Globe’s and Acquiror’s obligations to consummate the transactions contemplated hereunder contained in Section 6.1 and Section 6.3, as of the date of this Agreement, Globe has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it and contained in the Debt Financing Commitments and is not aware, as of the date of this Agreement, of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Debt Financing Commitments inaccurate in any material respect, nor does it have any reason to believe, as of the date of this Agreement, that any of the conditions to the Debt Financing will not be satisfied on or prior to the Closing Date or that the Debt Financing will not be available to Globe and Acquiror on or before the date of the Closing. Globe has fully paid any and all commitment fees or other fees required by the terms of the Debt Financing Commitments or the Fee Letters to be paid on or before the date of this Agreement. Assuming the satisfaction of the conditions to Globe’s and Acquiror’s obligations to consummate the transactions contemplated hereunder contained in Section 6.1 and Section 6.3, and assuming that the Debt Financing Commitments are funded in accordance with the terms thereof, Globe will have at the Effective Time funds sufficient for the payment of (a) the aggregate Scheme Price and (b) any and all fees and expenses required to be paid by Globe and Acquiror in connection with the transactions contemplated by this Agreement, including pursuant to the Debt Financing Commitments (collectively, the “Required Amount”). In no event shall the receipt or availability of any funds or financing, including under the Debt Financing Commitments, by Globe, Acquiror or any Affiliate thereof be a condition to any of Globe’s or Acquiror’s obligations hereunder.

Section 3.5 Ownership of Company Ordinary Shares. None of Globe, its related corporations (as such term is defined in the Companies Act, Chapter 50 of Singapore law) and their respective nominees own or hold, of record or beneficially, any Company Ordinary Shares or any rights to acquire or other economic interest in any Company Ordinary Shares.

Section 3.6 No Inducement. Globe and Acquiror each, jointly and severally, represent and warrant to the Company that they have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the Acquisition and that they have made their own independent investment decision in relation to the Acquisition.

Section 3.7 No Acquiror Activity. Since the date of Acquiror’s formation, Acquiror has not engaged in any material activities other than in connection with its formation and this Agreement and the transactions contemplated hereby.

Section 3.8 Brokers’ and Finders’ Fees. No broker, investment banker, financial advisor or other Person (other than Nomura International (Hong Kong) Limited) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement (other than Globe’s financing of the transactions contemplated by this Agreement) based upon arrangements made by or on behalf of Globe or Acquiror.

Section 3.9 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III and any certificate delivered by Globe or the Acquiror in connection with Effective Time or the Offer Closing, neither Globe nor Acquiror, nor any other Person on behalf of Globe or Acquiror, makes any other express or implied representation or warranty with respect to Globe or Acquiror or any of their Affiliates or with respect to any other information provided to the Company in connection with this Agreement or the transactions contemplated hereby. Each of Globe and Acquiror expressly disclaims any and all other representations and warranties, whether express or implied.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

Section 4.1 Conduct of Business by Company.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time or the Acceptance Time, as applicable, the Company shall, and shall cause each of its Subsidiaries to, except as otherwise expressly required by this Agreement, by Legal Requirements, to the extent that Globe shall otherwise consent in writing or as set forth in Section 4.1(a) of the Company Disclosure Schedule (i) use commercially reasonable efforts to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements and (ii) use commercially reasonable efforts to (A) preserve substantially intact the business organization of the Company and its Subsidiaries, (B) keep available the services of its present executive officers and key employees, and (C) maintain existing relationships under Contracts with its customers, suppliers, contractors, distributors, creditors, lessors, Governmental Entities and other Persons with which it or its key employees has material business relations in accordance with their respective terms and consistent with past practice. Without limiting in any respect the Company’s ability to effect a Change of Recommendation in accordance with the terms of this Agreement or any of its rights contained herein, the Company shall not, and shall cause each of its Affiliates not to, directly or indirectly, take any action (including any action with respect to a third party) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Acquisition or the other transactions contemplated by this Agreement or their respective ability to satisfy their obligations hereunder.

(b) Required Consent. In addition, without limiting the generality of Section 4.1(a), except as required by the terms of this Agreement, by Legal Requirements, or as provided in Section 4.1(b) of the Company Disclosure Schedule, without the prior written consent of Globe (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time or Acceptance Time, as applicable, the Company shall not do any of the following, and shall not permit any of the Company’s Subsidiaries to do any of the following:

(i) Declare, set aside or pay any dividends on or make any other actual, constructive or deemed distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock other than a cash management transaction between the Company and any wholly owned Subsidiary of it, or between wholly owned Subsidiaries of the Company;

(ii) Redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except in connection with the withholding of shares to pay tax withholding obligations and/or exercise or purchase price, or repurchases of shares at cost in connection with the termination of the employment relationship with any Company Employee, in each case, pursuant to stock option, equity award or other purchase agreements in effect on the date hereof and disclosed on Section 2.2(b) or (c) of the Company Disclosure Schedule or entered into in the ordinary course of business after the date hereof pursuant to Section 4.1(b)(iii);

(iii) Authorize for issuance, issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of capital stock, ownership interests, voting securities or any other equity interests or securities (including stock appreciation rights, phantom stock or similar instruments) exercisable or convertible into shares of capital stock, interests, securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments obligating it to issue any such securities or rights, other than (A) issuances of Company Ordinary Shares upon the exercise of Company Options, warrants or other rights of Company or the settlement of Company Restricted Share Units existing on the date hereof and in accordance with their present terms and disclosed on Section 2.2(b) or (c) of the Company Disclosure Schedule or granted pursuant to clause (B) hereof, or (B) grants of stock options or other stock based awards (including Company Restricted Share Units) of, or to acquire, Company Ordinary Shares granted under Company Share Plans in effect on the date hereof, in each case (x) in the ordinary course of business, (y) with respect to stock option grants, granted with an exercise price no less than the fair market value of Company Ordinary Shares on the date of grant and not subject to any accelerated vesting or other provision that would be triggered solely as a result of the consummation of the transactions contemplated hereby and (z) for up to 65,000 Company Ordinary Shares in the aggregate on an annual basis (such grants, “Company Routine Grants”).

(iv) Propose, cause or permit any amendments or restatements to any of the Company Charter Documents or Subsidiary Charter Documents;

(v) Merge or consolidate the Company or any of its Subsidiaries with any Person or adopt or propose a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries or adopt resolutions providing for a merger or consolidation or a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(vi)(A) Acquire (including exercising any right to acquire) (by merger, consolidation or acquisition of stock or other equity interest or of assets of) any other Person or business or any equity interest therein, or (B) acquire any material property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to existing Contracts disclosed in the Company Disclosure Schedule, (ii) purchases of inventory, products or equipment in the ordinary course of business, (iii) transactions not in excess of $500,000 individually or $2,000,000 in the aggregate or (iv) transactions permitted pursuant to Section 4.1(b)(xx);

(vii) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, joint development, strategic partnership or alliance that is material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole;

(viii) Sell, lease, exclusively license, sublicense, covenant not to assert, abandon, allow to lapse, encumber, pledge, transfer, lease or otherwise convey or dispose of any properties or assets material to the business of the Company and its Subsidiaries, except for (A) sales of inventory, products or equipment in the ordinary course of business, (B) transactions not in excess of $500,000 individually or $2,000,000 in the aggregate, (C) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, or (D) abandonment of patent applications to the extent such abandonment is commercially reasonable in the normal course of prosecution of such patent applications;

(ix) Make any loans, advances or capital contributions to any Person, other than: (A) loans or investments by it or a wholly-owned Subsidiary of it to or in it or any wholly-owned Subsidiary of it or (B) made in the ordinary course of business that do not exceed $150,000 individually or $300,000 in the aggregate;

(x) Except as required by GAAP or applicable Legal Requirements, make any material change in its methods, principles or practices of accounting;

(xi) Make or change any material Tax election, adopt or change any accounting method in respect of Taxes, incur any material liability for Taxes other than in the ordinary course of business, prepare any Tax Returns in a manner which is materially inconsistent with the past practices of the Company or any of its Subsidiaries, file any amended Tax Return, enter into any material closing agreement in respect of Taxes, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes;

(xii) Except as required by GAAP or applicable Legal Requirements, materially revalue any of its properties or assets other than in the ordinary course of business;

(xiii) Waive, release, assign, pay, discharge, settle, satisfy or compromise any threatened or actual litigation or any dispute that would reasonably be expected to lead to litigation (whether or not commenced prior to the date of this Agreement), other than (x) the payment, discharge, settlement or satisfaction, solely for cash in amounts (I) not exceeding $300,000 individually or $500,000 in the aggregate, in the ordinary course of business, (II) as reserved against in full in the Company Balance Sheet, or (III) as covered by existing insurance policies, (y) the discharge, settlement or satisfaction of any such litigation or dispute that does not involve any payment by the Company or any of its Subsidiaries and does not impose any obligation on the Company or any of its Subsidiaries;

(xiv) Except as set forth in Section 4.1(b)(xiv) of the Company Disclosure Schedule, (A) increase the amount of compensation or the pension, welfare or fringe benefits of, pay any bonus to or grant severance or termination pay to any Company Employee, other than normal promotions or increases in base salary of less than four percent (4%) in the aggregate for all Company Employees and less than six percent (6%) for any one Company Employee, or grants, fringe benefit increases or payments in the ordinary course of business consistent in time and amount with past practices, (B) materially increase or commit to materially increase the benefits or expand the eligibility under any Company Benefit Plan (including any severance plan or arrangement), adopt or amend or make any commitment to adopt or amend any Company Benefit Plan in any material respect or make any material contribution, other than regularly scheduled contributions, to any Company Benefit Plan, (C) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options or

Company Restricted Share Units, or reprice any Company Options or authorize cash payments in exchange for any Company Options, (D) enter into any employment, severance, termination or indemnification understanding or agreement with any Company Employee or enter into any collective bargaining, works council or trade union agreement (other than offer letters entered into in the ordinary course of business with employees who are terminable “at will”; provided, that any such offer letter does not provide for employment of officers at or above the vice president level), (E) amend, modify or grant any awards under any Company Benefit Plan, other than Company Routine Grants, (F) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of Company Employees (other than employee terminations for cause);

(xv)(A) Grant, transfer, assign, convey, license, covenant not to assert, abandon, allow to lapse, waive or otherwise dispose of or otherwise extend, amend or modify in any material respect any rights to material Company IP or material Company Licensed IP, or enter into any Contracts or make other commitments to do any of the foregoing, in each case, other than non-exclusive licenses granted to customers, resellers and end users in the ordinary course of business, or (B) grant any exclusive rights with respect to any Company IP;

(xvi) Enter into, materially amend or terminate any Contracts: (A) containing, or otherwise subjecting the Company or Globe or any of their respective Affiliates to, any non-competition or exclusivity restrictions on the operation of the business of the Company or Globe or any of their respective Affiliates; or (B) resulting in Globe or any of its Affiliates being obligated to pay any royalties or other amounts, or offer any discounts, to any third party other than customers in the ordinary course of business in excess of those payable by, or required to be offered by, any of them in the absence of this Agreement or the transactions contemplated hereby;

(xvii)(A) Repay or assume any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, or (B) enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, in each case other than (w) debt incurred in the ordinary course of business, under letters of credit, lines of credit or other credit facilities or arrangements as in effect on the date of this Agreement and disclosed in Section 4.1(b)(xvii) of the Company Disclosure Schedules, in an amount not to exceed $5,000,000 in the aggregate, except for amounts incurred under the revolving credit facilities disclosed in Section 4.1(b)(xvii), with respect to which such limitation shall not apply, (x) guarantees and letters of credit of the Company or any of its Subsidiaries in the ordinary course of business in an amount not to exceed $5,000,000 in the aggregate, (y) loans or advances to direct or indirect wholly owned Subsidiaries or (z) in connection with the financing of ordinary course trade payables, in any such case in the ordinary course of business;

(xviii) Hire or promote, or terminate the employment of (other than for cause) any officer-level employee of the Company or any of the Company’s material Subsidiaries with a title at or above the vice president level;

(xix) Forgive any loans to any of its employees, officers or directors or any employees, officers or directors of any of its Subsidiaries;

(xx) Make any capital expenditures other than capital expenditures not to exceed the amounts set forth in the Company’s capital plan disclosed on Section 4.1(b) of the Company Disclosure Schedule;

(xxi) Enter into, materially amend or terminate any Company Material Contract, or contract with one or more Affiliates, or waive, release or assign any material rights or claims thereunder, in each case, other than in the ordinary course of business;

(xxii) Enter into any new line of business, except as pursuant to the Company’s business plans which predate this Agreement and are described in Section 4.1(b) of the Company Disclosure Schedule;

(xxiii) Fail to use commercially reasonable efforts to maintain in full force and effect the insurance coverage of the Company or any of its Subsidiaries substantially similar to insurance coverage maintained on the date hereof; or

(xxiv) Agree (whether or not in writing) to take any of the actions described in clauses (i) through (xxiii) above.

Section 4.2 Conduct of Business by Globe and Acquiror. Except as required by the terms of this Agreement or by Legal Requirements, without the prior written consent of the Company, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time or Acceptance Time, if applicable, Globe and Acquiror shall not take or cause to be taken any action which would reasonably be expected to, individually or in the aggregate, have an Acquiror Material Adverse Effect.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Implementation of the Scheme of Arrangement.

(a) Obligations of the Company:

(i) Preparation and Filing of Scheme Document. As promptly as reasonably practicable after the execution of this Agreement (but in any event no more than twenty (20) Business Days after the date hereof), the Company shall prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) and the High Court of the Republic of Singapore (the “Court”) the document containing the Scheme of Arrangement to be sent to all shareholders of the Company, an explanatory statement and notice of meeting, proxy statement and proxy form, all in such form and substance as the Company shall determine but with the prior written consent of Globe (such consent not to be unreasonably withheld, delayed or conditioned) and in compliance with all applicable Legal Requirements, (the “Scheme Document”), and any other document required to be filed by the Company with the SEC, the Court or any other Governmental Entity in relation to the Scheme of Arrangement (the “Relevant Documents”).

(ii) Independent Financial Advisor. The Company has appointed Australia and New Zealand Banking Group Limited as independent financial adviser to advise the holders of Company Ordinary Shares on the Scheme of Arrangement and, if applicable, the Offer (the “Independent Financial Advisor”). The Scheme Documents will include the advice of the Independent Financial Advisor and the recommendation of the independent directors of the Company on the Scheme of Arrangement.

(iii) Dispatch of Documents. The Company shall cause its share registrar to promptly dispatch to the holders of Company Ordinary Shares the Scheme Documents (including the appropriate form of proxy for use at the Scheme Meeting) as promptly as practicable on or after the Scheme Clearance Date (but in any event no more than seven (7) Business Days after the Scheme Clearance Date). As used herein, “Scheme Clearance Date” shall mean the later of the date on which (A) the SEC has, orally or in writing, confirmed that it has no further comments on the Scheme Document, including the first date following the tenth (10th) calendar day following the filing of the preliminary Scheme Document if the SEC has informed the Company that it does not intend to review the Scheme Document and (B) the Court has approved the convening of the Scheme Meeting.

(iv) Court Order. If the Scheme of Arrangement is approved by the shareholders of the Company, the Company shall promptly (but in any event no more than seven (7) Business Days after the satisfaction or waiver of the conditions precedent in Section 6.1(a), (e) and (f) of Article VI) apply to the Court for, and use its reasonable best efforts to obtain, the Court’s approval and confirmation of the Scheme of Arrangement under Section 210 of the Companies Act (the “Scheme Court Order”). If the Court refuses to approve the Scheme of Arrangement, the Company shall diligently seek to appeal the Court’s decision to the fullest extent permitted by applicable Legal Requirements unless otherwise agreed in writing by Globe.

(v) ACRA Registration. As soon as reasonably practicable following the grant of the Scheme Court Order (but in any event no more than seven (7) Business Days after such grant), the Company shall deliver the Scheme Court Order to ACRA for registration. The Scheme of Arrangement shall become effective upon the lodgment of the Scheme Court Order with ACRA or such earlier date as the Court may determine (the “Effective Time”, and the date on which the Effective Time occurs, the “Closing Date”).

(b) Obligations of Globe:

(i) Cooperation. Globe shall, and shall cause Acquiror to, cooperate with the Company in connection with the preparation and filing of the Scheme Document and any other Relevant Document, and Globe and Acquiror shall promptly provide to the Company such information concerning its business affairs and financial statements required to be included in the Scheme Document or other Relevant Documents or in any amendments or supplements thereto. Globe and Acquiror will prepare such relevant information for inclusion in the Scheme Documents, in accordance with all applicable Legal Requirements.

(ii) Representation. Acquiror shall ensure that it, through its legal counsel, is represented at Court hearings convened for the purpose of Section 210 of the Companies Act at which, if requested by the Court, Acquiror shall do all things and take all steps as are reasonably necessary to comply with its obligations under this Agreement and the Scheme of Arrangement.

(iii) Satisfaction of Scheme Price. Subject to the satisfaction or waiver of the conditions in Section 6.1 and Section 6.3, (A) Acquiror will be bound by the Scheme of Arrangement, and (B) Globe shall cause Acquiror to pay, or failing which Globe shall pay, the Scheme Price pursuant to the Scheme of Arrangement.

Section 5.2 Amendment of Scheme Documents.

(a) Each of the Company and Globe will notify the other party promptly upon the receipt of any comments from the SEC, the Court or any other Governmental Entity or its respective staff in connection with the filing of, or amendments or supplements to, the Scheme Document or other Relevant Documents.

(b) Whenever the Company or Globe becomes aware of the occurrence of any event which is required to be set forth in an amendment or supplement to the Scheme Document and/or other Relevant Documents, the Company or Globe, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC, the SIC (if required), the Court or any other applicable Governmental Entity or its respective staff, and/or mailing to shareholders of the Company, such amendment or supplement, and, except in the case of any portion of a filing and/or mailing made with respect to (i) solely with respect to any filing to be made by the Company with the SIC, an Acquisition Proposal, or (ii) a Change in Recommendation made in accordance with this Agreement, provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Scheme Document and/or other Relevant Documents prior to filing such with the SEC, the SIC (if required), the Court or any other Governmental Entity, in each case as applicable, and will provide the other party with a copy of all such filings and/or mailings.

(c) Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Scheme Document and/or other Relevant Documents, shall be made without the approval of Globe and the Company, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that the Company, in connection with a Change of Recommendation made in accordance with this Agreement, may amend or supplement the Scheme Documents and/or other Relevant Documents for the Company in accordance with the provisions hereof.

(d) The Company shall provide Globe and Globe’s counsel with copies of any correspondence that it or its counsel may receive from time to time from the SEC, the SIC, the Court or any other Governmental Entity with respect to the Scheme Document and/or any other Relevant Documents, as applicable, as soon as practicable after receipt of such correspondence. Globe and Acquiror shall provide the Company and the Company’s counsel with copies of any correspondence that either of them or their counsel may receive from time to time from the SEC, the SIC, the Court or any other Governmental Entity with respect to the Scheme Document and/or any other Relevant Documents, as applicable, as soon as practicable after receipt of such correspondence.

(e) Without limiting the generality of the foregoing, the information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Scheme Document and/or other Relevant Documents shall not, on the date the Scheme Document and/or other Relevant Documents (or, in each case, any amendment thereof or supplement thereto) is first mailed to shareholders of the Company, at the time of the Scheme Meeting, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary set forth herein, no representation or warranty is made by (i) the Company with respect to statements of each of Globe and Acquiror or (ii) either Globe or Acquiror with respect to statements of the Company, in each case, made or incorporated by reference in the Scheme Document and/or any other Relevant Document about the other party supplied by such other party for inclusion or incorporation by reference in the Scheme Document and/or such other Relevant Document.

(f) Notwithstanding anything to the contrary in this Section 5.2, the right of the parties and their respective counsel to review and comment on, or have approval rights with respect to, the filings to be made under this Section 5.2, and to receive any notices with respect to, and copies of, requests and correspondence from and to the SEC, the SIC, the Court or any other Governmental Entity with respect to the Scheme Document and/or any other Relevant Documents, shall always be subject to Legal Requirements and shall not apply with respect to any filings to effect the Change of Recommendation.

Section 5.3 Scheme Meeting; Board Recommendation.

(a) Scheme Meeting.

(i) Unless this Agreement is validly terminated, the Company will take all action necessary or advisable in accordance with applicable Legal Requirements and the Company Charter Documents to apply to the Court for order(s) convening the Scheme Meeting to be held as promptly as practicable thereafter (but in no event more than thirty (30) Business Days after the SEC has, orally or in writing, confirmed that it has no further comments on the Scheme Document unless the Court requires otherwise) to consider the approval of the Scheme of Arrangement. If the Court refuses to make any order convening the Scheme Meeting, unless otherwise agreed in writing by Globe, the Company shall use reasonable best efforts to appeal the Court’s decision.

(ii) Subject to Section 5.4(d) and the Company’s rights set forth in Section 7.1(i), the Company will use commercially reasonable efforts to solicit from its shareholders votes and/or proxies in favor of the Scheme of Arrangement. The Company shall keep Globe informed on a reasonably prompt basis of the number of proxy votes received in respect of the resolutions to be proposed by the Company to its shareholders in order to effect the Scheme of Arrangement and the identity of the relevant shareholders (but in all cases subject to applicable Legal Requirements). Notwithstanding anything to the contrary contained in this Agreement, to the extent permissible under applicable Legal Requirements and subject to the approval of the Court where required, the Company may adjourn or postpone the Scheme Meeting but only to the extent necessary (A) to provide any necessary supplement or amendment to the Scheme Document to its shareholders in advance of the vote on the approval of the Scheme of Arrangement or the approval of this Agreement or (B) if as of the time for which the Scheme Meeting is originally scheduled (as set forth in the Scheme Document) there are insufficient shares of capital stock represented (either in person or by proxy) to approve such matters thereat or to constitute a quorum necessary to conduct the business of such Scheme Meeting. Subject to Section 5.4(d) and the Company’s rights set forth in Section 7.1(i), the Company shall use reasonable best efforts to ensure that the Scheme Meeting is duly called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Scheme Meeting are solicited, in compliance with the Company Charter Documents, the rules of NASDAQ and all other applicable Legal Requirements. Subject to the Company’s rights set forth in Section 7.1(i), the obligation of the Company to call, give notice of, convene and hold the Scheme Meeting in accordance with this Section 5.3 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any withdrawal, amendment or modification of the recommendation of the Board with respect to this Agreement or the Scheme of Arrangement.

(b) Board Recommendation. Except to the extent expressly permitted by Section 5.4(d): (i) the Board shall (A) recommend that the Company’s shareholders vote in favor of the adoption and approval of the Scheme of Arrangement at the Scheme Meeting or (B) in the event Globe elects to commence the Offer in accordance with Section 1.1(b), the Company consents to the Offer and all required clearances by and approvals from the SIC with respect to the Offer Conditions and the terms and conditions of the Offer have been obtained, recommend that the Company’s shareholders tender their Company Ordinary Shares to Acquiror in the Offer in accordance with (iii) below (the “Recommendation”); (ii) the Scheme Documents shall include a statement to the effect that the Board recommends that the Company’s shareholders vote in favor of the adoption and approval of the Scheme of Arrangement at the Scheme Meeting; (iii) in the event Globe elects to commence the Offer, the Company consents to the Offer in accordance with Section 1.1(b) and all required clearances by and approvals from the SIC with respect to the Offer Conditions and the terms and conditions of the Offer have been obtained, and the Offer is commenced pursuant to and in accordance with the terms of this Agreement, the Schedule 14D-9 shall include a statement to the effect that the Board recommends that the Company’s shareholders tender their shares to Acquiror in the Offer; and (iv) neither the Board nor any committee thereof shall withdraw, amend, modify, qualify or condition in a manner adverse to Globe or publicly propose or resolve to withdraw, amend, modify, qualify or condition in a manner adverse to Globe, the recommendation of the Board as set forth in the preceding clauses.

Section 5.4 Acquisition Proposals.

(a) No Solicitation. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as specifically permitted by Section 5.4, the Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall not authorize or permit its or its Subsidiaries’ employees, agents or representatives (including any investment banker, financial advisor, attorney, accountant, agent or other representative retained by it or any of its Subsidiaries) (collectively, “Representatives”) to, directly or indirectly: (i) solicit, initiate, knowingly facilitate or knowingly encourage the making, submission or announcement of any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information or provide access to its properties, books and records or any confidential information or data with respect to or for the purpose of facilitating, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal, (iii) terminate, amend, release or authorize the release of any Person from, or expressly waive or authorize the waiver of any provision of, any confidentiality, “standstill” or similar agreement under which it or any of its Subsidiaries has any rights with respect to an Acquisition Proposal or fail to enforce or cause to be enforced in all material respects each such agreement with respect to an Acquisition Proposal, (iv) take any action to render inapplicable, or to exempt any third Person from, any Legal Requirement or charter provision that purports to limit or restrict or otherwise regulate business combinations or the ability to acquire or vote shares of capital stock, (v) approve, endorse or recommend any Acquisition Proposal, (vi) execute or enter into any agreement (including, without limitation, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement) with respect to any Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 5.4(c)(i)) (an “Acquisition Agreement”), (vii) seek confirmation from the SIC that the Singapore Code and its requirements would not apply to any Acquisition Proposal, or (viii) propose publicly or agree to any of the foregoing with respect to an Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, (A) the Company and its Subsidiaries and their Representatives may in any event (x) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person to determine whether such inquiry or proposal constitutes or could reasonably be expected to lead to an Acquisition Proposal or a Superior Proposal and (y) inform a Person that has made or, to the Knowledge of the Company, is considering making an Acquisition Proposal of the provisions of this Section 5.4 and (B) the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement if the Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could be reasonably expected to be inconsistent with its fiduciary duties under applicable Legal Requirements. The Company and its Subsidiaries shall, and shall use reasonable best efforts to cause their Representatives to: (A) immediately cease and cause to be terminated all existing solicitations, discussions or negotiations with any Person (other than each of Globe and Acquiror) conducted heretofore with respect to any Acquisition Proposal (and promptly terminate all physical and electronic data room access previously granted to any such Person) and (B) promptly request each Person (other than each of Globe and Acquiror) that has prior to the date hereof executed a confidentiality agreement or similar agreement, to the fullest extent permitted under such confidentiality agreement or similar agreement, in connection with its consideration of acquiring the Company or any of its Subsidiaries to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof. For the avoidance of doubt, nothing in this Section 5.4 shall prohibit or restrict the Company, its Subsidiaries or any of their respective Representatives from receiving any unsolicited or uninitiated expression of interest, offer or proposal or Acquisition Proposal and in the event such expression of interest, offer, proposal or Acquisition Proposal is received by the Company, its Subsidiaries or any of their respective Representatives, the Company shall be entitled to, if required pursuant to Legal Requirements and/or the Singapore Code, announce such expression of interest, offer, proposal or Acquisition Proposal.

(b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable (but in any event within forty-eight (48) hours) after receipt of any Acquisition Proposal by the Company, its Subsidiaries or their Representatives or any material modification of or material amendment to the status or terms of any Acquisition Proposal or any request of the Company or its Representatives for information or an inquiry which could reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Globe with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written and electronic materials and correspondence sent or provided to the Company from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Acquisition Proposal to the extent that any such written and electronic material and correspondence describes the material terms and conditions of any such Acquisition Proposal, request or inquiry. Upon receiving such Acquisition Proposal, request or inquiry, the Company shall provide Globe as promptly as practicable (but in any event within forty-eight (48) hours) written notice setting forth all such information as is reasonably necessary to keep Globe informed in all material respects of the status and material details (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry and shall promptly (but in any event within forty-eight (48) hours) provide Globe a copy of all written proposals or indications of interests or drafts of definitive documents subsequently provided in connection with such Acquisition Proposal, request or inquiry and, if oral, a summary of the material terms and conditions of any such Acquisition Proposal request or inquiry.

(c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.4(a), in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party after the date hereof that the Board has in good faith concluded (following consultation with its outside legal counsel and its financial advisors) is, or would be reasonably likely to lead to, a Superior Offer, the Company may then take any or all of the following actions (but only (1) if the Company has not materially breached any of the provisions set forth in this Section 5.4 in connection with such Acquisition Proposal, (2) to the extent the Board concludes in good faith (after consultation with its outside legal counsel and its financial advisors) that the failure to do so would be reasonably expected to be inconsistent with its fiduciary duties under applicable Legal Requirements, and (3) prior to the receipt of the Company Shareholder Approval):

(i) Furnish information to the third party making such Acquisition Proposal; provided, that (A) at least twenty-four (24) hours prior to furnishing any non-public information to such party, it gives Globe written notice of its intention to furnish such information and the identity of the Person or group making any such Acquisition Proposal, (B) it receives from the third party an executed confidentiality agreement containing terms and provisions at least as restrictive as those contained in the Confidentiality Agreement (excluding any standstill provisions), provided that such agreement shall not contain terms which prevent the Company from complying with its obligations under this Agreement (including this Section 5.4), and (C) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Globe (to the extent such nonpublic information has not been previously so furnished or made available);

(ii) Engage in negotiations with the third party with respect to the Acquisition Proposal; provided, that at least twenty-four (24) hours prior to entering into negotiations with such third party, it gives Globe written notice of the Company’s intention to enter into negotiations with such third party; and

(iii) Seek confirmation from the SIC that the Singapore Code and its requirements would not apply to the Acquisition Proposal.

(d) Change of Recommendation.

(i) Except as permitted in this Section 5.4(d), the Board shall not (1) (A) withhold, withdraw, qualify or modify, or resolve to or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to Globe the Recommendation, (B) take any action or make any public statement inconsistent with the Recommendation (it being understood that a statement required pursuant to applicable Legal Requirements to the effect that the Board is considering an Acquisition Proposal in accordance with the requirements of this Agreement and its fiduciary duties shall not be deemed to be inconsistent with the Recommendation), (C) prior to a tender or exchange offer for any securities of the Company being announced or commenced, fail to reaffirm or re-publish the Recommendation within ten (10) Business Days of being requested by Globe to do so (provided, however, that Globe shall not be entitled to request such a reaffirmation or re-publishing more than one (1) time with respect to any single Acquisition Proposal other than in connection with an amendment to any financial terms of such Acquisition Proposal or any other material amendment to such Acquisition Proposal), (D) if a tender or exchange offer for any securities of the Company is announced or commenced, fail to publicly announce that the Board recommends against acceptance of such tender or exchange offer by the shareholders of the Company within fourteen (14) days after such Person’s dispatch to the shareholders of the offer document as required under the Singapore Code; or (E) approve, adopt, authorize or recommend or otherwise declare advisable, or propose publicly to approve, authorize or recommend or otherwise publicly declare advisable, any Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to any Acquisition Proposal (each such action set forth in clauses (A) through (E) above, a “Change of Recommendation”), (2) approve, adopt or authorize, or permit the Company or any of its Subsidiaries to enter into, an Acquisition Agreement or any other Contract requiring the Company to abandon, terminate, delay or fail to consummate the Acquisition or any other transaction contemplated by this Agreement, or (3) take any action (except as provided in Section 5.4(c)(iii) above) pursuant to which any Person (other than Globe, Acquiror or their respective Affiliates) or Acquisition Proposal would become exempt from or not otherwise subject to any Takeover Laws or certificate of incorporation provision relating to an Acquisition Proposal. For the avoidance of doubt, a change of the Recommendation to “neutral” is a Change of Recommendation.

(ii) Notwithstanding anything to the contrary in this Section 5.4(d), in response to the receipt of a Superior Offer that has not been withdrawn, the Board may make a Change of Recommendation, if and only if all of the following conditions in clauses (1) through (4) are met:

(1) The Company Shareholder Approval has not been obtained;

(2) It shall have (A) provided Globe with written notice of its intention to effect a Change of Recommendation (a “Change of Recommendation Notice”) at least five (5) Business Days prior to effecting a Change of Recommendation that relates to (i) a Superior Offer or (ii) any change to the terms of a Superior Offer (including any revision to price) to which a previous Change of Recommendation Notice applies (such applicable time period, a “Notice Period”), which notice shall state expressly (I) that it has received a Superior Offer, (II) the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (III) that it intends to effect a Change of Recommendation and the manner in which it intends to do so (it being understood and agreed that such notice and such statement shall not itself constitute a Change of Recommendation), (B) provided to Globe a copy of the most current draft of any written agreement providing for the transactions contemplated by such Superior Offer and any information relating to the Company or any of its Subsidiaries that has been provided or otherwise made available to the Person or group making the Superior Offer that has not also been provided or otherwise made available to Globe and (C) during such Notice Period, if requested by Globe, provided Globe with the opportunity to meet and engage in good faith negotiations with the Company regarding an amendment of the terms and conditions of this Agreement so that the transaction theretofore determined to be a Superior Offer no longer constitutes a Superior Offer;

(3) At or after 5:00 p.m., New York City time on the final Business Day during the applicable Notice Period, the Board reaffirms in good faith, following consultation with its outside legal counsel and its financial advisors, that (i) the Superior Offer to which the Change of Recommendation Notice applies continues to be a Superior Offer after taking into consideration any amendment to this Agreement pursuant to this Section 5.4, if any, and (ii) the failure of the Board to effect a Change of Recommendation would be reasonably expected to be inconsistent with its fiduciary duties under applicable Legal Requirements; and

(4) It shall not have materially breached any of the provisions set forth in this Section 5.4 in connection with such Acquisition Proposal.

(iii) Notwithstanding anything to the contrary set forth herein, at any time prior to obtaining the Company Shareholder Approval, the Board may, in response to a material event, fact, circumstance, development, change or occurrence that is unknown to the Board, or is not reasonably foreseeable to the Board, as of the date of this Agreement or, if known, the consequences of which were unknown or not reasonably foreseeable as of the date of this Agreement and does not result from, relate to, or arise out of an Acquisition Proposal, whether or not a Superior Offer, and is not the result of a material breach of this Agreement by the Company or any of its Subsidiaries (such material event, fact, circumstance, development, change or occurrence or the consequences of any of the foregoing, an “Intervening Event”), make a Change of Recommendation if the Board has concluded in good faith, after consultation with its outside legal advisors and financial advisors, that, in light of such Intervening Event, the failure of the Board to effect such a Change of Recommendation would be reasonably expected to be inconsistent with its fiduciary duties under applicable Legal Requirements; provided, however, that no event, fact, circumstance, development, change or occurrence that has had or would reasonably be expected to have an adverse effect on the business, condition (financial or otherwise) or continuing results of operations of, or the market price of the securities of, Globe or any of its Affiliates shall constitute an “Intervening Event”; and provided, further, that (A) the Company shall send to Globe written notice of the Board’s intention to effect such a Change of Recommendation, specifying in reasonable detail the reasons therefor and a description of the material details of such Intervening Event, at least five (5) Business Days prior to effecting a Change of Recommendation relating to such Intervening Event, (B) during such five-Business Day period, the Company shall provide Globe with a reasonable opportunity to meet and discuss in good faith the basis for a Change of Recommendation, Globe’s reaction thereto and any possible amendment to the terms and conditions of this Agreement in response thereto so that the failure to effect a Change of Recommendation would no longer be reasonably expected to be inconsistent with its fiduciary duties under applicable Legal Requirements and (C) at or after 5:00 p.m., New York City time on the final Business Day during the applicable Notice Period, the Board reaffirms in good faith, following consultation with its outside legal advisors and financial advisors, that the failure to effect a Change of Recommendation would be reasonably expected to be inconsistent with its fiduciary duties under applicable Legal Requirements.

(iv) During any five (5) Business Day period specified in clause (A) of Section 5.4(d)(ii)(2) or clause (A) of Section 5.4(d)(iii), Globe shall be entitled to deliver to the Company one or more written proposals for amendments to this Agreement and, if requested by Globe, the Company shall negotiate with Globe and its Representatives in good faith (including by making the Company’s officers and other Representatives reasonably available to negotiate) with respect thereto as provided in clause (C) of Section 5.4(d)(ii)(2) and clause (B) of Section 5.4(d)(iii). Any material change to the facts and circumstances relating to an Intervening Event shall require the Company to deliver to Globe a new written notice and again comply with the provisions of Section 5.4(d)(iii).

(v) The Board shall not make any Change of Recommendation other than in compliance with and as permitted by this Section 5.4(d).

(e) Continuing Obligation to Call, Hold and Convene Scheme Meeting; No Other Vote. Without limiting, and subject to, the applicability of the Singapore Code and any applicable requirements thereof, and subject to the terms and conditions of the Waiver, any Change of Recommendation shall not change the approval of this Agreement or any other approval of the Board in any respect that would have the effect of causing any Takeover Law or other similar statute or any provision of the Company Charter Documents to be applicable to the transactions contemplated hereby, including the Acquisition. Notwithstanding anything to the contrary contained in this Agreement, prior to the termination of this Agreement, the obligation of the Company to call, give notice of, convene and hold the Scheme Meeting, and to take a vote on the approval of this Agreement and the Scheme of Arrangement, shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change of Recommendation; provided, that in the event of a Change of Recommendation, the Board may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Scheme Document or an appropriate amendment or supplement thereto. Prior to the termination of this Agreement, the Company shall not submit to the vote of its shareholders any Acquisition Proposal or, subject to Section 5.4, publicly propose to do so prior to the termination of this Agreement.

(f) Compliance with Tender Offer Rules; Disclosure. Nothing contained in this Agreement shall prohibit the Company or the Board from taking and disclosing to the shareholders of the Company a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to its shareholders if, in the good faith judgment of the Board, after consultation with its outside legal advisors and financial advisors, failure to make such disclosure would be reasonably expected to be inconsistent with its obligations under applicable Legal Requirements or such disclosure is otherwise required under applicable Legal Requirements; provided, however, that the Company (with respect to statements made by the Board) shall not, pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14(d)-9 under the Exchange Act or as required by applicable Legal Requirements, make disclosures that would amount to a Change of Recommendation, other than pursuant to, and in accordance with the requirements of, Section 5.4(d) and shall not in any way limit or modify the effect that any action taken pursuant thereto has under any other provision of this Agreement. For the avoidance of doubt, any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not constitute a Change of Recommendation.

(g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal” shall mean any proposal, inquiry, indication of interest or offer from any Person or group of Persons (other than Globe, Acquiror or their respective Affiliates) relating to any transaction or series of transactions, involving (A) any direct or indirect acquisition or purchase of (1) a business or assets that constitute 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (2) 15% or more of the total voting power of the equity securities of the Company, (B) any tender offer, exchange offer or similar transaction that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the total voting power of the equity securities of the Company or (C) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).

(ii) “Superior Offer,” with respect to the Company, shall mean an unsolicited, bona fide written Acquisition Proposal (with the percentages set forth in the definition thereof changed from 15% to 50%) made by a third party after the date hereof on terms that the Board has in good faith concluded (following consultation with its outside legal counsel and its financial adviser of nationally recognized reputation and the Independent Financial Advisor), taking into account (A) any proposal by Globe in writing committing to amend or modify the terms hereof, (B) the identity of the Person making such Acquisition Proposal, (C) the consideration, terms, conditions, probable timing, likelihood of consummation (including whether such Acquisition Proposal is contingent on receipt of third party financing or is terminable by the acquiring third party upon payment of a termination fee), financing terms and legal, financial, and regulatory aspects of such Acquisition Proposal, (D) such other factors as the Board considers to be appropriate and (E) financial provisions and the payment of the Termination Fee would, if consummated on such terms, result in a transaction that is more favorable to the Company’s shareholders (in their capacities as shareholders) than the Acquisition.

(h) Representatives. The Company shall inform its Representatives of the restrictions described in this Section 5.4. Any violation of the restrictions set forth in this Section 5.4 by any Representative of the Company or its Subsidiaries shall be deemed to be a breach of this Section 5.4 by the Company.

Section 5.5 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that Globe and the Company have previously executed a Non-disclosure Agreement dated March 12, 2016 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b) Access to Information. During the period commencing with the execution and delivery of this Agreement and ending on the earlier to occur of the Effective Time or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause its Subsidiaries, officers, directors and other Representatives to (i) afford Globe and Globe’s Representatives reasonable access during reasonable hours to its officers, employees and other Representatives and properties, offices, and other facilities and to all books and records to obtain all information concerning its business as Globe may reasonably request, (ii) furnish Globe promptly with all financial, operating and other data and information with respect to the business and properties of the Company and its Subsidiaries as Globe may reasonably request in writing and (iii) to the extent permitted by Law, furnish promptly each report, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of federal or state securities or regulatory Laws or filed with or sent to the SEC, the SIC, the DOJ, the FTC or any other Governmental Entity to the extent such report, schedule or other document is material to the Company and its Subsidiaries, taken as a whole; provided, that in no event shall any such access, data or information required to be provided pursuant to this Section 5.5(b) include (A) any projections or financial forecasts prepared by the Company or any of its Subsidiaries with respect to the business and properties of the Company and its Subsidiaries (unless such projections or financial forecasts are disclosed by the Company and its Subsidiaries to a third Person (other than any director or Representative of the Company or any of its Subsidiaries)) or (B) any information described in Section 5.5(b) of the Company Disclosure Schedule; and provided, further, that any such investigation or consultation shall be upon reasonable notice to the Company and conducted in such a manner as not to unreasonably interfere with the operation of the Company’s and its Subsidiaries’ business, result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties, and shall be subject to their respective reasonable security measures and insurance requirements. The Company and Globe shall hold all information received pursuant to this Section 5.5(b) and pursuant to Section 5.9 confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, this Section 5.5(b) shall not require the Company or any of its Subsidiaries to permit any inspection, provide access to or to disclose any information, that would result in (1) the waiver of any applicable attorney-client privilege; provided, that such Person shall have used its commercially reasonable efforts to allow such inspection or disclose such information in a manner that would not result in a waiver of attorney-client privilege, or (2) the violation of any Legal Requirements promulgated by a Governmental Entity, fiduciary duty or Contract entered into prior to the date of this Agreement; provided, that, to the extent possible, the Company and its Subsidiaries shall use their commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure under the circumstances in which the restrictions in clauses (1) and (2) above apply.

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.5, Section 5.7 or Section 5.9 shall affect or be deemed to (i) modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice.

Section 5.6 Public Disclosure. Without limiting any other provision of this Agreement, each of Globe and Acquiror, on the one hand, and the Company, on the other hand, shall (a) consult with each other before issuing or otherwise making any public announcement with respect to this Agreement or the transactions contemplated hereby, (b) provide to each other for review a copy of any such press release or public statement, (c) give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Acquisition, (d) not issue any such press release or make any such public statement prior to such consultation and (e) consult with each other prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as Globe, Acquiror or the Company may reasonably conclude may be required by applicable Law, rules of a stock exchange, or court process. Notwithstanding the foregoing, (i) each of the Company, Globe and Acquiror may make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by Globe and Acquiror, on the one hand, and the Company, on the other hand, (or individually, if approved by the other party if required pursuant to this Section 5.6), (ii) in the event that there has been a Change of Recommendation made in accordance with Section 5.4(d) hereof, neither the Company, on the one hand, nor Globe or Acquiror, on the other hand, will have any further obligation to consult with each other, and agree, before issuing any press release or otherwise making any public statement with respect to the Acquisition, this Agreement, the Scheme Document, the Offer Documents, the Schedule 14D-9 or any Acquisition Proposal, except to the extent provided under Section 5.2 with respect to the filings referred to therein and (iii) neither the Company, on the one hand, nor Globe or Acquiror, on the other hand, will have any further obligation under this Section 5.6 to provide any review or comment to the other party in the event of any material dispute between them relating to this Agreement. Prior to making any material, broad-based written communications to the employees of the Company or any Subsidiary of the Company generally that primarily relates to the transactions contemplated by this Agreement, the Company shall provide Globe with a copy of the intended communication and provide Globe with a reasonable period of time to review and comment on the communication. The Company, on the one hand, and Globe and

Acquiror, on the other hand, agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the Company and Globe.

Section 5.7 Regulatory Matters.

(a) Regulatory Filings. The Company shall consult with Globe in determining whether any action by or in respect of, or filing with, any Governmental Entity or other third parties is required, or any actions, consents, approvals or waivers are required to be obtained from any Governmental Entities, in connection with the consummation of the Acquisition or any other transactions contemplated by this Agreement. If and to the extent that such filings have not been made prior to the execution of this Agreement, as promptly as practicable after the date hereof, each of the Company and Globe shall make all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required to be made with any Governmental Entity as a condition to consummation of, or otherwise required to be filed or submitted with any Governmental Entity in connection with, the Acquisition and the other transactions contemplated hereby, including: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) as required by the HSR Act, (ii) any other filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required to be filed or submitted with any Governmental Entities by or under the Antitrust Laws of the jurisdictions set forth in Section 6.1(e) of the Company Disclosure Schedule or any other Legal Requirements relating to the Acquisition or any other transactions contemplated hereby, and (iii) the submission to CFIUS of a draft pre-filing and, at least five (5) Business Days thereafter and in coordination with the CFIUS staff thereafter, a joint voluntary notice pursuant to FINSA with respect to the Acquisition and any other transactions contemplated by this Agreement, as well as any additional or supplemental information requested by CFIUS or its member agencies during the CFIUS review (and, if applicable, investigation) process within three (3) Business Days of receiving such request, or within such longer period as permitted by CFIUS. Each of the Company, Globe and Acquiror shall use reasonable best efforts to cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.7(a) to comply in all material respects with all applicable Legal Requirements. Globe, Acquiror, the Company and their respective Subsidiaries and Affiliates shall use reasonable best efforts to substantially comply with any “second request” from the FTC or the DOJ in relation to the Notification and Report Forms filed by any of them under the HSR Act in connection with the Acquisition or any other transactions contemplated hereby, or any other similar request for additional information from any other Governmental Entity in relation to any other filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents filed or submitted by any of them with any Governmental Entity in connection with the Acquisition or any other transactions contemplated hereby as promptly as practicable after receipt of such “second request” or other similar request.

(b) Exchange of Information. The Company and Globe each shall use reasonable best efforts to promptly supply the other with any information which may be required in order to effectuate any filings or applications pursuant to Section 5.7(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement and applicable privileges, including the attorney-client privilege, each of Globe and Acquiror, on the one hand, and the Company, on the other hand, shall, where reasonably feasible, (i) consult with the other prior to taking a position with respect to any such filing or application, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals (collectively, “Briefings”) before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement) and (iii) coordinate with the other in preparing and exchanging such information. It is acknowledged and agreed that Globe and the Company shall have, except where prohibited by applicable Legal Requirements, joint responsibility for determining the strategy for dealing with any Governmental Entity with responsibility for reviewing the Acquisition, provided that, subject to the provisions of this Section 5.7(b) and except where prohibited by applicable Legal Requirements, Globe shall have sole responsibility for determining strategy with respect to CFIUS, any Antitrust Law and any ROC Approval. Subject to applicable Legal Requirements, no party hereto shall participate in any meeting with any Governmental Entity in respect of any such filings, applications, Briefings, investigations, proceedings or other inquiries without giving the other parties hereto prior notice of and an opportunity to attend and participate in such meeting. Notwithstanding anything to the contrary in this Section 5.7, each of the Company, Globe and Acquiror may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.7 as “outside counsel only.” Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the recipient unless express permission is obtained in advance from the source of the materials (Globe or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.7, materials provided to the other party hereto or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries or other competitively sensitive information.

(c) Notification. Each of the Company and Globe will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements and (iii) any notices of pending or contemplated investigations by or before a Governmental Entity relating to this Agreement, the Acquisition or any other transactions contemplated by this Agreement (including any proceedings initiated by a private party). Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.7(a), the Company or Globe, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Reasonable Best Efforts. With the objective of enabling Globe, Acquiror and the Company to consummate the Acquisition and the other transactions contemplated hereby as expeditiously as possible after the date hereof (and in any event before the Termination Date), each of Globe, Acquiror and the Company will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to (i) obtain all consents, clearances, approvals, orders, authorizations, registrations, declarations and filings that are required to be obtained under the HSR Act and all other applicable Antitrust Laws (including the Antitrust Laws of the jurisdictions set forth in Section 6.1(e) of the Company Disclosure Schedule) and under FINSA that are a condition to the consummation of the Acquisition and the other transactions contemplated hereby, (ii) resolve any objections to the Acquisition or any other transactions contemplated hereby that may be raised by the FTC, the DOJ, CFIUS or any other Governmental Entity and (iii) avoid or eliminate each and every impediment to the Acquisition and any other transactions contemplated hereby under applicable Antitrust Laws that may be asserted by the FTC, the DOJ or any other Governmental Entities or under FINSA that may be asserted by CFIUS, provided that neither Globe nor Acquiror, on the one hand, nor the Company, on the other hand, shall have any obligation to litigate or contest any court proceeding or administrative litigation brought by any Governmental Entity. The Company shall not take or agree to take any action in connection with obtaining the consents, clearances, approvals, orders, authorizations, registrations, declarations and filings identified in the immediately preceding sentence without the prior written consent of Globe.

(e) No Application to Scheme and Offer. Notwithstanding anything to the contrary set forth herein, the provisions of this Section 5.7 shall not apply to the obligations of the parties in respect of the Scheme of Arrangement to the extent they conflict with the terms of Article I, Section 5.1, Section 5.2 and Section 5.3 or the Offer to the extent they conflict with the terms of Article I and Annex I.

Section 5.8 Reasonable Best Efforts. Subject to the express provisions of Section 5.4, Section 5.7 and Section 5.16, and upon the other terms and subject to the conditions set forth herein, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, as expeditiously as possible after the date hereof (and in any event before the Termination Date), the Acquisition and the other transactions contemplated by this Agreement, including by using reasonable best efforts to: (a) cause the conditions precedent set forth in Article VI to be satisfied, (b) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and, subject to the limitations set forth herein, the taking of all steps and remedies as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (c) obtain the Necessary Consents and (d) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

Section 5.9 Notification of Certain Matters.

(a) By Globe.

(i) Globe shall give prompt notice to the Company of any representation or warranty made by it or Acquiror contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of it or Acquiror to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of it or Acquiror to effect the Acquisition or any other transaction contemplated by this Agreement not to be satisfied.

(ii) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement pursuant to its terms, Globe shall give prompt notice to the Company of any material notice or other material communication received by it from any Governmental Entity in connection with the transactions contemplated by this Agreement.

(iii) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement pursuant to its terms, Globe shall give prompt notice to the Company of the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be likely to cause any condition to the obligations of Globe to effect the Acquisition or any other transaction contemplated by this Agreement not to be satisfied.

(iv) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement pursuant to its terms, Globe shall promptly advise the Company orally and in writing of actions, suits, claims or proceedings commenced or, to Globe’s knowledge, threatened against, relating to or involving or otherwise affecting Globe after the date hereof against Globe or any of its directors by any of its current or former shareholders (on their own behalf or on behalf of Acquiror) relating to this Agreement, the Acquisition or the other transactions contemplated hereby and shall keep Company reasonably informed on a current basis regarding any such actions, suits, claims or proceedings commenced or threatened. Globe shall give the Company the opportunity to consult regarding the defense or settlement of any such shareholder litigation and shall consider the Company’s views with respect to such shareholder litigation.

(b) By the Company.

(i) The Company shall give prompt notice to Globe of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of the Company to effect the Acquisition or any other transaction contemplated by this Agreement not to be satisfied.

(ii) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement pursuant to its terms, the Company shall give prompt notice to Globe of (A) any material notice or other material communication received by it from any Governmental Entity in connection with the transactions contemplated by this Agreement, (B) any notice or other written communication received by it from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any Company Material Contract to which such party or any of its Subsidiaries is a party or (C) any notice or other written communication received by the Company or any of its Subsidiaries from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such Person material to the operation of the Company and its Subsidiaries, taken as a whole, is or may be required in connection with the transactions contemplated by this Agreement.

(iii) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement pursuant to its terms, the Company shall give prompt notice to Globe of the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be likely to cause any condition to the obligations of the Company to effect the Acquisition or any other transaction contemplated by this Agreement not to be satisfied.

(iv) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement pursuant to its terms, the Company shall promptly advise Globe orally and in writing of any actions, suits, claims or proceedings commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries after the date hereof against the Company, its Subsidiaries or any of their directors by any of its current or former shareholders (on their own behalf or on behalf of the Company or such Subsidiary) relating to this Agreement, the Acquisition or the other transactions contemplated hereby and shall keep each of Globe and Acquiror reasonably informed on a current basis regarding any such actions, suits, claims or proceedings commenced or threatened. The Company shall (a) consult with Globe with respect to the Company’s defense, (b) give Globe the opportunity to participate, at Globe’s expense in the defense and settlement of any such actions, suits, claims or proceedings commenced or threatened and (c) give due consideration to Globe’s advice with respect thereto. The Company shall not settle any such actions, suits, claims or proceedings commenced or threatened by shareholders (whether directly, derivatively or otherwise) without the prior written consent of Globe.

(c) Neither the delivery of any notice pursuant to this Section 5.9 nor the access to any information pursuant to Section 5.5 shall (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Company, Globe or Acquiror. The Company, on the one hand, and Globe and Acquiror, on the other hand, agree and acknowledge that the Company’s, on the one hand, and Globe’s and Acquiror’s, on the other hand, compliance or failure of compliance with this Section 5.9 shall not be taken into account for purposes of determining whether the condition referred to in Section 6.2(b) or Section 6.3(b), respectively, shall have been satisfied with respect to performance in all material respects with this Section 5.9, and such conditions shall be deemed automatically satisfied with respect to this Section 5.9.

Section 5.10 Third-Party Consents. Except as set forth in Section 5.10(a) of the Company Disclosure Schedule, the Company shall and shall cause each of its Subsidiaries to, on the one hand, and Globe and Acquiror shall each, on the other hand, use reasonable best efforts to give any material notices to third parties pursuant to, and use their reasonable best efforts to obtain any material third party consents, approvals or waivers required to be obtained from parties to, any Company Material Contracts in connection with consummation of the Acquisition; provided, however, that the Company, on the one hand, and Globe and Acquiror, on the other hand, shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Acquisition and in seeking any such actions, consents, approvals or waivers; provided, further, that this Section 5.10 shall not obligate the Company, Globe or Acquiror to obtain any consents, waivers or approvals which are conditioned upon any material payments or incurrence of other obligations or waiver of any rights by the Company unless any such payments, incurrence of obligations or waiver of rights are both (i) conditioned on the consummation of the Acquisition and (ii) consented to in writing by Globe; and provided, further, that, in the event that the Company shall fail to obtain any third party consent, approval or waiver required under any Company Material Contract, the Company shall use reasonable best efforts, and shall reasonably cooperate with Globe or Acquiror (provided that no such actions shall be required which are effective prior to the Effective Time), to minimize any adverse effect upon the Company, Globe, Acquiror, their respective Subsidiaries, Affiliates, and their respective businesses resulting, or which could reasonably be expected to result, from the failure to obtain such consent, approval or waiver. The Company, on the one hand, and Globe and Acquiror, on the other hand, agree and acknowledge that the Company’s, on the one hand, and Globe’s and Acquiror’s, on the other hand, compliance or failure of compliance with this Section 5.10 shall not be taken into account for purposes of determining whether the conditions referred to in Section 6.2(b) or Section 6.3(b), respectively, shall have been satisfied with respect to performance in all material respects with this Section 5.10, and such conditions shall be deemed automatically satisfied with respect to this Section 5.10.

Section 5.11 Company Equity Awards and Employee Benefits.

(a) Company RSUs. As of the Effective Time, or in the event the Acquisition is effected by way of the Offer, at the Offer Closing, except as otherwise agreed to by Globe and a holder of a Company Restricted Share Unit, each Company Restricted Share Unit that is issued and outstanding as of the Effective Time or Offer Closing, as applicable, shall, by virtue of the Acquisition and without any action on the part of any Company Restricted Share Unit holder, vest in its entirety and be converted into the right to receive, a cash payment with respect thereto equal to the Scheme Price, but subject to applicable withholding Taxes, and such payment shall be funded to the Company by Globe or the Acquiror at the Effective Time and payable as soon as reasonably practicable after the Effective Time or the Offer Closing, as applicable, but in no event later than ten (10) days after the Effective Time or the Offer Closing, as applicable. For purposes of the foregoing sentence, with respect to any award of Company Restricted Share Units that vests in whole or in part upon the achievement of one or more performance goals (notwithstanding that the vesting of such award of Company Restricted Share Units may also be conditioned upon the continued services of the holder thereof), the number of Company Restricted Share Units to be accelerated pursuant to such award shall be determined by assuming achievement of the applicable performance goal(s) at 100% of the target level. As of the Effective Time or Offer Closing, as applicable, all Company Restricted Share Units shall no longer be outstanding and shall automatically cease to exist, and each Company Restricted Share Unit holder shall cease to have any rights with respect thereto, except the right to receive the Scheme Price with respect to such Company Restricted Share Units, but subject to applicable withholding Taxes.

(b) Company Options. At the Effective Time or, in the event the Acquisition is effected by way of the Offer, at the Offer Closing, each Company Option whether or not vested or exercisable, that is unexpired, unexercised and outstanding immediately prior to the Effective Time or the Offer Closing, as applicable, shall, on the terms and subject to the conditions set forth in this Agreement, vest and terminate in its entirety at the Effective Time or the Offer Closing, as applicable, and the holder of each Company Option shall be entitled to receive therefor an amount in cash (subject to applicable withholding Taxes), funded to the Company by Globe or the Acquiror at the Effective Time and payable as soon as reasonably practicable after the Effective Time or the Offer Closing, as applicable (but in any event, no later than ten (10) days after the Effective Time or the Offer Closing, as applicable), equal to the product of (1) the excess, if any, of the Scheme Price over the exercise price per share of such vested Company Option, and (2) the number of Company Ordinary Shares underlying such Company Option. To the extent that the exercise price per share of a Company Option is equal to or higher than the Scheme Price, then such Company Option shall be terminated immediately prior to the Effective Time or the Offer Closing, as applicable, and the holder thereof shall be entitled to no consideration in connection with such cancellation.

(c) Required Actions. The Company shall take all actions necessary to effect the transactions contemplated by Section 5.11(a) and (b) under all Company Restricted Share Unit agreements, Company Option agreements and any other plan or arrangement of the Company, including delivering all required notices, obtaining any required consents and making any determinations and/or resolutions of the Board or a committee thereof. The Company and Globe will cooperate and coordinate with respect to any materials to be submitted to the holders of Company Restricted Share Units and Company Options in connection with any notice or consent required under Section 5.11(a) or (b).

(d) No Right to Acquire Shares. The Company shall take all actions necessary to ensure that from and after the Effective Time or the Offer Closing, as applicable, (i) neither Globe, Acquiror nor the Company will be required to deliver Company Ordinary Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Restricted Share Units after the Effective Time or the Offer Closing, as applicable and (ii) all Company Share Plans shall be completely terminated.

(e) Service Recognition; Maintenance of Benefits. From and after the Effective Time or the Acceptance Time, if the Acquisition is effected by way of the Offer, the Company shall, and Globe shall cause the Company to, use commercially reasonable efforts to recognize the prior service with the Company or its Subsidiaries of each employee of the Company or its Subsidiaries as of the Effective Time or the Acceptance Time, as applicable (the “Company Current Employees”) in connection with all employee benefit plans, programs or policies (including paid time off) of the Company, or its Subsidiaries in which the Company Current Employees are eligible to participate following the Effective Time or the Acceptance Time, as applicable, for purposes of eligibility (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or vesting of or eligibility for future equity based awards, or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time or the Acceptance Time, as applicable, Globe or the Company shall provide Company Current Employees salary no less than, and benefits (including severance, health and welfare benefits but excluding equity-based awards) pursuant to employee benefit plans, programs, policies or arrangements maintained by Globe, the Company or any Subsidiary of Globe that are substantially equivalent in the aggregate to, those provided to employees of the Company immediately preceding the Effective Time, which salary and substantially equivalent benefits shall continue until at least twelve (12) months following the Effective Time or the Acceptance Time, as applicable. The Company shall, and Globe shall cause the Company to, maintain and perform under all severance programs and policies that are set forth on Section 5.11(e) of the Company Disclosure Schedule as in effect immediately preceding the Effective Time for the benefit of Company Current Employees for at least twelve (12) months following the Effective Time or the Acceptance Time, as applicable. From and after the Effective Time or the Acceptance Time, as applicable, the Company shall, and Globe shall cause the Company to, use commercially reasonable efforts to cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Company) under any group health plans of the Company or its Subsidiaries to be waived with respect to the Company Current Employees and their dependents to the extent waived under the corresponding plan in which such Company Current Employees participated immediately prior to the Effective Time or the Acceptance Time, as applicable, or, if more favorable, the plan in which they participate after the Effective Time or the Acceptance Time, as applicable.

(f) Termination of 401(k) Plans. Unless otherwise requested by Globe in writing prior to the Effective Time or the Acceptance Time, if the Acquisition is effected by way of the Offer, the Company shall cause to be adopted at least one (1) day prior to the anticipated Closing Date resolutions of the Board to cease all contributions to any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code maintained or sponsored by the Company or any of its Subsidiaries (collectively, the “401(k) Plans”), and to terminate the 401(k) Plans, effective on the day preceding the date on which the Effective Time or Acceptance Time, as applicable, occurs, but conditioned upon the occurrence of the closing of the Acquisition. The form and substance of such resolutions shall be subject to the review and approval of Globe, which shall not be unreasonably withheld, conditioned or delayed. The Company shall deliver to Globe an executed copy of such resolutions as soon as practicable following their adoption by the Board and shall fully comply with such resolutions.

(g) Amendment; No Third Party Beneficiaries. Nothing in this Agreement is intended to (i) be treated as an amendment to any particular Company Benefit Plan, (ii) prevent Globe or Acquiror from amending or terminating any of its benefit plans on or after the Effective Time or the Acceptance Time, as applicable, any Company Benefit Plan in accordance their terms, (iii) prevent Globe or Acquiror, after the Effective Time or the Acceptance Time, as applicable, from terminating the employment of any Company Employee, or (iv) create any third-party beneficiary rights in any Company Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Company Employee by Globe or Acquiror or the Company or under any benefit plan which Globe or Acquiror or the Company may maintain.

Section 5.12 Indemnification

(a) Indemnity. From and after the Effective Time or Offer Closing, as applicable, and ending on the sixth (6th) anniversary of the Effective Time or Offer Closing, as applicable, the Company shall indemnify, defend and hold harmless, all past and present directors and officers of the Company and its Subsidiaries or any of their predecessors in interest (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs, expenses (including reasonable attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries and matters existing or occurring at or prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted by applicable Law as it presently exists to the extent and in the manner currently provided for in the Company Charter Documents or any indemnification agreements with or for the benefit of any Indemnified Party that are set forth on Section 5.12 of the Company Disclosure Schedule, as in effect on the date of this Agreement. In the event of any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), (i) each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any such proceeding or threatened action, suit, proceeding, investigation or claim, including any reasonable and documented out-of-pocket expenses incurred in enforcing such Indemnified Party’s rights under this Section 5.12(a), from the Company (within ten (10) days of receipt by the Company from an Indemnified Party of a request therefor) to the extent and in the manner currently provided for in the Company Charter Documents or the indemnification agreements that are set forth on Section 5.12 of the Company Disclosure Schedule as in effect of the date of this Agreement; provided, that any Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification, (ii) the Company shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim, unless such settlement, compromise or consent would be permitted under the applicable Legal Requirements and the Company Charter Documents and (iii) the Company shall have the right to control the defense of any such matter.

(b) Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Acquiror thereof, but the failure to so notify shall not relieve the Company of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the Indemnified Party.

(c) The Company shall, to the fullest extent permitted by applicable Law, (i) include and cause to be maintained in effect in the Company Charter Documents for a period of six (6) years after the Effective Time or Offer Closing, as applicable, provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors and officers of the Company, no less favorable than those contained in the Company Charter Documents as of the date of this Agreement and (ii) maintain in effect any other indemnification agreements with or for the benefit of any Indemnified Party that are in existence on the date of this Agreement and that are set forth on Section 5.12 of the Company Disclosure Schedule.

(d) In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, the Company shall cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.12.

(e) Insurance. For a period of six (6) years from the Effective Time or Offer Closing, as applicable, the Company shall maintain in effect the current policies of directors’ and officers’ liability insurance, fiduciary liability insurance and employee practices liability insurance (to the extent applicable to directors and officers of the Company and its Subsidiaries as of the date of this Agreement) (collectively, “D&O Insurance”) maintained by the Company and its Subsidiaries as of the date of this Agreement as set forth on Section 5.12(e) of the Company Disclosure Schedule or cause to be provided substitute policies or purchase “tail” policies, in either case of at least the same coverage and amounts and containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time or Offer Closing, as applicable; provided, however, that after the Effective Time or Offer Closing, as applicable, the Company shall not be required to pay with respect to D&O Insurance in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the D&O Insurance coverage required to be obtained pursuant hereto, but in such case, shall purchase D&O Insurance with the best overall terms, conditions, retentions and levels of coverage reasonably available for such amount; provided, further, that if the Company purchases “tail” policies and the coverage thereunder costs more than 300% (per coverage year) of such last annual premium, the Company shall purchase D&O Insurance with the best overall terms, conditions, retentions and levels of coverage reasonably available for such amount. At the Company’s option, the Company may purchase, prior to the Effective Time or Offer Closing, as applicable and subject to the foregoing 300% annual premium limitation, six (6) year prepaid “tail” policies on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current D&O Insurance policies maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time or Offer Closing, as applicable, covering without limitation the transactions contemplated hereby, provided that such “tail” policies are substantially equivalent to the quotes received by the Company prior to the date hereof and disclosed in Section 5.12(e) of the Company Disclosure Schedule. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time or Offer Closing, as applicable, then the Company shall pay for such policies and maintain such policies in full force and effect, for their full term, and honor all obligations thereunder or any successor thereof.

(f) Notwithstanding anything herein to the contrary, if any proceeding or threatened action, suit, proceeding, investigation or claim (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth (6th) anniversary of the Effective Time or Offer Closing, as applicable, the provisions of this Section 5.12 shall continue in effect until the final disposition of such proceeding or threatened action, suit, proceeding, investigation or claim.

(g) Third-Party Beneficiaries. This Section 5.12 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on the Company and its successors and assigns. The obligations under this Section 5.12 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other Person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.12(e)) without the prior written consent of such affected Indemnified Party or other Person. In the event “tail” policies have not been purchased and the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that such other Person or the successor and assign of Globe, Acquiror or the Company honors their respective obligations set forth in this Section 5.12.

Section 5.13 Section 16 Matters. Prior to the Effective Time or the Acceptance Time, as applicable, Globe, Acquiror and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements) to cause any dispositions of Company Ordinary Shares (including derivative securities with respect to the Company Ordinary Shares) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14 Stock Exchange Delisting. Prior to the Effective Date or Offer Closing, as applicable, the Company shall cooperate with Globe and Acquiror and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the delisting by the Company of the Company Ordinary Shares from the NASDAQ and the deregistration of the Company Ordinary Shares under the Exchange Act as promptly as practicable after the Effective Time or Offer Closing, as applicable.

Section 5.15 Takeover Laws. Subject to Section 5.4, the Company shall take all reasonable action necessary to ensure that no Takeover Law is or becomes applicable to this Agreement or any of the transactions contemplated hereby (except the Offer). Subject to Section 5.4, if any Takeover Law is or may become applicable to the Acquisition or any of the other transactions contemplated by this Agreement (except the Offer), the Company and the Board shall grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby, and otherwise act reasonably to eliminate or minimize the effects of such Law on such transactions. “Takeover Law” shall mean any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Business Combination,” or other similar anti-takeover Laws.

Section 5.16 Financing Cooperation.

(a) Globe shall use its reasonable best efforts to (i) arrange the Debt Financing on the terms and conditions described in the Commitment Letters, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Commitment Letters (the “Financing Agreement”), which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Scheme Meeting, and (iii) consummate the Debt Financing no later than the Acceptance Time or the Effective Time, as applicable. In furtherance of the foregoing, Globe shall, and shall cause Acquiror and Sino-American Silicon Products Inc. (“SAS”) to, and Acquiror shall, satisfy all conditions precedent in the Commitment Letters and the Financing Agreement within Globe’s, Acquiror’s or SAS’s control, as applicable. Prior to the Effective Time, Globe shall not, and Acquiror shall not, enter into or accept any loans from any shareholder, including SAS, that are not by their terms subordinated in a manner that satisfies the condition relating thereto provided for in the Commitment Letters. None of the terms of the Commitment Letters (except as contemplated by this Section 5.16) shall be amended, modified or waived after the date hereof in a manner that could reasonably be expected to delay or prevent the consummation of the transactions contemplated hereunder. Notwithstanding the foregoing, Globe shall have the right from time to time to amend, supplement or otherwise modify, or waive any of its rights under, the Commitment Letters, or enter into other financing arrangements as an alternative to the Debt Financing; provided that Globe shall not enter into any such amendment, supplement, modification, waiver or alternative if such amendment, supplement, modification, waiver or alternative imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Debt Financing, or otherwise expands, amends or modifies any other provision of the Commitment Letters, in a manner that would (i) adversely affect the ability of Globe to fund its obligations when due under this Agreement, (ii) adversely affect the ability of Globe to enforce its rights under the terms of the Commitment Letters or the Financing Agreement or (iii) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing or similar fees) (unless the Debt Financing is increased by a corresponding amount no later than the date of such amendment, modification or waiver). Subject to the immediately preceding sentence, Globe may amend the Commitment Letters or the Financing Agreement to add additional lenders, arrangers, bookrunners, and agents or in a manner that would not adversely affect the ability of Globe to fund its obligations when due under this Agreement. Globe and Acquiror shall each, and shall each cause their respective Subsidiaries to, refrain from taking, directly or indirectly, any action that would reasonably be expected to result in the failure of any of the conditions contained in the Commitment Letters or in the Financing Agreement.

(b) In the event that any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in the Commitment Letters, (A) Globe shall immediately notify the Company and (B) Globe shall use its reasonable best efforts to arrange to obtain any such financing from alternative sources, on terms that are no more adverse to the Company, as promptly as practicable following the occurrence of such event, including obtaining a new financing commitment letter or financing commitment letters with respect to such alternative Debt Financing (the “New Commitment Letter”; and in the event any such New Commitment Letters are obtained, any reference in this Agreement to the “Debt Financing” shall include the debt financing contemplated by the New Commitment Letter and any reference in this Agreement to the Commitment Letters shall be deemed to include the Commitment Letters (or portions thereof) which are not superseded by a New Commitment Letter at the time in question and the New Commitment Letter to the extent then in effect) and entering into definitive agreements with respect thereto (the “New Financing Agreements”). Globe shall use its reasonable best efforts, and shall cause its Subsidiaries, to comply with the terms, and satisfy on a timely basis the conditions, of the Commitment Letters, any alternative financing commitments, the Financing Agreement or the New Financing Agreement, as applicable, and any related fee and engagement letters. Globe shall (x) furnish to the Company complete, correct and executed copies of the Financing Agreement or the New Financing Agreements, if applicable, promptly upon their execution, (y) give the Company prompt notice of any breach by any party of any of the Commitment Letters, any alternative financing commitment or the Financing Agreement or the New Financing Agreements, as applicable, of which Globe becomes aware or any termination thereof and (z) otherwise keep the Company reasonably informed of the status of Globe’s efforts to arrange the Debt Financing (or any replacement thereof) and, without limiting the generality of the foregoing, provide the Company prompt notice: (A) if Globe or Acquiror becomes aware that any of the Commitment Letters cease to be in full force and effect and the legal, valid, binding and enforceable obligations of Globe, Acquiror or of the other parties thereto; (B) if any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in the Commitment Letters; (C) upon the occurrence of any event or development that Globe or Acquiror expects to, or that would reasonably be expected to, have a material and adverse impact on the ability of Globe or Acquiror to obtain all or any portion of the Debt Financing in the manner or from the sources contemplated in the Commitment Letters or (D) upon receipt of any written notice or other written communication of the refusal or threatened refusal by any party to any Commitment Letter to provide its portion of the Debt Financing contemplated by such Commitment Letter, or any material dispute between or among any parties to, or breach or default by any party to any Commitment Letter or definitive document related to the Debt Financing.

(c) From and after the date of this Agreement, the Company, each of its Subsidiaries and each of their respective Representatives will provide such cooperation as is reasonably requested by Globe in connection with the Debt Financing, including (a) causing appropriate officers and employees of the Company and each of its Subsidiaries (i) to be available on a customary basis to meet with prospective lenders, rating agencies and investors in presentations, meetings, road shows and due diligence sessions, (ii) to assist with the preparation of disclosure documents, offering documents, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations and similar documents in connection therewith (including permitting the use of the Company’s and its Subsidiaries’ logo therein provided that such logos are used solely in a manner that is not intended or reasonably likely to harm the Company or its Subsidiaries’ or the reputation or goodwill thereof), (iii) to furnish Globe and its financing sources with financial statements and financial and other pertinent information regarding the Company and each Subsidiary, to the extent available and as may be reasonably requested by Globe to consummate the bank financing (including the Debt Financing), (iv) to assist Globe and Acquiror in obtaining customary certificates, pay-off letters, and legal opinions (provided that none of the Company’s outside or internal legal counsel shall be required to deliver any such legal opinion) or other documents, effective as of Effective Time or the Acceptance Time, as applicable, as may be reasonably requested by Globe and Acquiror in connection with the financing, (v) to assist Globe in obtaining any waivers, consents and approvals, effective as of Effective Time or the Acceptance Time, as applicable, from other parties to

Contracts and Liens to which the Company or any of its Subsidiaries is a party or by which any of them or their assets or properties are bound or subject, and (vi) to take all other actions reasonably necessary to permit the consummation of the financing (including the Debt Financing) and to satisfy any conditions precedent thereto and (b) assisting Globe and Acquiror in obtaining the cooperation of the independent certified public accountants of the Company and its Subsidiaries to provide assistance to Globe and Acquiror, including (i) providing the consents required under applicable securities laws to the use of their audit reports relating to the Company and its Subsidiaries in a public offering document, (ii) participating in customary due diligence sessions that may be conducted by the underwriters of any securities offering and (iii) providing any necessary “comfort letters” and to prepare and deliver other customary documents and instruments. Notwithstanding anything to the contrary in this Section 5.16(c), the Company and its Subsidiaries shall not be required to provide cooperation that unreasonably interferes with the ongoing operations of the Company or its Subsidiaries. All non-public or otherwise confidential information regarding the Company, its Subsidiaries and their businesses obtained by Globe and Acquiror and their financing sources pursuant to this Section 5.16(c) shall be kept confidential in accordance with the Confidentiality Agreement and the provisions of this Agreement, except that Globe and Acquiror shall be permitted to disclose such information to potential sources of capital, arrangers, rating agencies, prospective lenders and investors and their respective employees and Representatives in connection with the Debt Financing so long as such persons agree to be bound by the Confidentiality Agreement; provided that, without limiting the Company’s obligations pursuant to Section 5.7 and Section 5.8, prior to the Effective Time, in no event shall any such information be included or incorporated by reference in any registration statement, prospectus or other document filed by Globe or Acquiror with the SEC.

(d) Notwithstanding the foregoing, nothing in this Agreement shall require the Company or any of its Subsidiaries (i) to take any action that would reasonably be expected to conflict with or violate the Company Charter Documents (or equivalent organizational documents of a Subsidiary of the Company) or any applicable Law (including the Singapore Code, where applicable) or result in the breach of any Contract to which the Company or such Subsidiary is a party, (ii) prior to the Effective Time or the Acceptance Time, as applicable, to pay any commitment, similar fee, or other amount, or to reimburse any third party expenses, enter into any agreements, or provide any representations, warranties or indemnities in connection with any such Debt Financing (except to the extent Globe or Acquiror promptly reimburses (in the case of out-of–pocket costs) or provides, in advance, the funding (in all other cases) to the Company or any such Subsidiary therefor, (iii) prior to the Effective Time or the Acceptance Time, as applicable, to have, incur or assume any liability or obligation in connection with the Debt Financing, (iv) to prepare separate financial statements for any Subsidiary of the Company or change any fiscal period, or to prepare any financial reports, statements or analyses that are not prepared by, or reasonably available to, the Company and its Subsidiaries in the ordinary course of business, (v) to provide any projections or financial forecasts prepared by the Company or any of its Subsidiaries with respect to the business and properties of the Company and its Subsidiaries, (vi) to provide access or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any Subsidiary, or that the Company and its Subsidiaries are not otherwise required to provide or disclose pursuant to Section 5.5(b), or (vii) take any corporate action (such as board resolutions or other similar consents of any governing body) in order to approve the Debt Financing, any definitive agreement with respect thereto or any other matter or agreement in connection with the Debt Financing, other than any such corporate action that becomes effective only upon the Effective Time or the Acceptance Time, as applicable. None of the Company, its Subsidiaries or their respective Representatives shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing agreement to be entered into in connection with the Debt Financing that is (i) not contingent upon the Closing or that would be effective prior to the Effective Time or the Acceptance Time, as applicable and (ii) not in compliance with, or not permitted by, applicable Singapore laws, including without limitation applicable Singapore laws relating to the provision of financial assistance by a company in connection with or related to the acquisition of its shares. For the avoidance of doubt, nothing in this Section 5.16 shall oblige the directors of the Company to undertake any action or pass any resolution to approve the provision of any financial assistance by the Company in connection with the Debt Financing in contravention of their respective duties under applicable Singapore laws.

(e) Each of Globe and Acquiror (x) acknowledges and agrees that, prior to the Effective Time, the Company, its Subsidiaries and their respective Representatives will not have any responsibility for, or incur any liability to any Person under, the Debt Financing that Globe may raise in connection with the transactions contemplated by this Agreement, (y) shall, promptly upon written request by the Company, reimburse the Company for all documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or its Subsidiaries in performing their obligations under this Section 5.16, and shall indemnify and hold harmless the Company and its Subsidiaries and their respective directors, officers and Representatives for any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation), interest, awards, judgments and penalties suffered or incurred in connection with the arrangement of the Debt Financing, or any assistance or activities, or information provided, in connection therewith, including the performance of any obligations under this Section 5.16, and that each such Person is intended to be a third-party beneficiary of this Section 5.16(e).

(f) Notwithstanding this Section 5.16 or anything in this Agreement to the contrary, the parties agree and acknowledge that the completion of the Debt Financing or any other financing is not a condition to the consummation of the Acquisition. Each of Globe and Acquiror acknowledges and agrees that the conditions set forth in Article VI, as any of the same apply to the obligations of the Company pursuant to this Section 5.16, shall automatically be deemed satisfied and any action or omission of the Company, any of its Subsidiaries or any of their Representatives pursuant to this Section 5.16 shall, subject to Section 8.9(c), in no way affect, or present a defense of any kind to, the Company’s rights to consummate this Agreement pursuant to Article VIII, to collect the Globe Termination Fee, or to otherwise enforce its rights pursuant to this Agreement.

Section 5.17 Certain Globe Matters. Prior to the Effective Time, Globe (a) will cause the conditions set forth in its bylaws relating to its and its subsidiaries’ investment in securities (both in total and with respect to a single security) (the “Globe Bylaw Condition”) to continue to be satisfied, assuming for this purpose the consummation of the Acquisition, and (b) will not take or permit to be taken any action that would cause, the consummation of the Acquisition to violate the Globe Bylaw Condition.

Section 5.18 Escrow Matters. Concurrently with the execution of this Agreement, (i) the Company, Globe, Acquiror and Mega International Commercial Bank Co. Ltd., Foreign Department (the “Account Bank”) and Mega International Commercial Bank Co. Ltd., Trust Department (the “Escrow Agent”) are entering into an escrow agreement (the “Escrow Agreement”) providing for the administration of an escrow account and (ii) Globe has deposited into an escrow account maintained by the Account Bank and escrowed by the Escrow Agent an amount equal to US$40,000,000 (such aggregate amount, the “Escrow Fund”), as collateral and security for the payment of the Globe Termination Fee in accordance with this Agreement and the Escrow Agreement. The funds held in the Escrow Fund shall be held by the Account Bank and escrowed by the Escrow Agent until the earlier to occur of (a) the Closing Date, on which date, promptly following the Effective Time, the Company and Globe shall execute and deliver to the Escrow Agent a joint written instruction directing that the Escrow Fund be released to such account or accounts designated in writing by Globe to the Escrow Agent, (b) the date on which this Agreement is validly terminated, at which time, the Company and Globe shall execute and deliver to the Escrow Agent a joint written instruction directing that the Escrow Fund be released (y) to such account or accounts designated in writing by the Company to the Escrow Agent, if the Globe Termination Fee is payable pursuant to Section 7.3(b)(iv), or (z) to such account or accounts designated in writing by Globe to the Escrow Agent, if the Globe Termination Fee is not payable pursuant to Section 7.3(b)(iv) or (c) such release of funds otherwise provided for by the Escrow Agreement.

ARTICLE VI

CONDITIONS TO THE SCHEME OF ARRANGEMENT

Section 6.1 Conditions to the Obligations of Each Party to Effect the Scheme of Arrangement. The respective obligations of each party to this Agreement to consummate the Scheme of Arrangement shall be subject to the satisfaction (or waiver, if permissible under applicable Legal Requirements) on or prior to the Effective Time of the following conditions:

(a) Company Shareholder Approval. The Scheme of Arrangement shall have received the requisite approval from holders of Company Ordinary Shares in compliance with the requirements of Section 210(3) of the Companies Act and under all other applicable Legal Requirements (the “Company Shareholder Approval”).

(b) Scheme Court Order. The Court shall have granted the Scheme Court Order and such Scheme Court Order shall have become final.

(c) ACRA Registration. The Company shall have completed the lodgment of the Scheme Court Order with ACRA.

(d) No Prohibitive Legal Requirements or Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Acquisition illegal or otherwise prohibiting, restraining or enjoining the consummation of the Acquisition.

(e) Regulatory Approvals. All approvals, authorizations, clearances, licenses, orders, confirmations, consents, exemptions, grants, permissions, recognitions and waivers set forth on Section 6.1(e) of the Company Disclosure Schedule shall have been duly obtained, made or given and shall be in full force and effect and not subject to appeal, and all terminations or expirations of applicable waiting periods (and any extensions thereof) imposed by any Governmental Entity with respect to the transactions contemplated hereby (including the HSR Act) shall have expired or been terminated.

(f) CFIUS. With respect to the filing with CFIUS, one of the following shall have occurred: (i) the parties hereto shall have received written notification from CFIUS that the Acquisition and the other transactions contemplated by this Agreement are not covered transactions under FINSA; (ii) the parties hereto shall have received written confirmation from CFIUS that it has completed its review or, if applicable, investigation under FINSA and determined that there are no unresolved national security concerns with respect to the Acquisition and the other transactions contemplated by this Agreement; or (iii) following an investigation, CFIUS shall have reported the Acquisition and the other transactions contemplated by this Agreement to the President of the United States and (x) the President of the United States shall have announced his decision not to suspend, block or prohibit the Acquisition and the other transactions contemplated by this Agreement or (y) the period under FINSA during which the President of the United States may announce his decision to take action to suspend, block or prohibit the Acquisition and the other transactions contemplated by this Agreement shall have expired without any such action being announced or taken (the “CFIUS Approval”).

Section 6.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Scheme of Arrangement shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Globe and Acquiror contained in this Agreement (other than the representations of Globe and Acquiror set for in Section 3.1 (Organization; Standing and Power) and Section 3.2 (Authority; Non-Contravention; Necessary Consents)) shall be true and correct in all respects (without giving effect to any “materiality,” “Acquiror Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of such date except (A) where the failures of any such representations and warranties to be so true and correct have not had an Acquiror Material Adverse Effect and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date); provided, that the representations and warranties of Globe contained in Section 3.1 (Organization; Standing and Power) and Section 3.2 (Authority; Non-Contravention; Necessary Consents) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date). The Company shall have received a certificate with respect to the foregoing signed on behalf of Acquiror by an authorized executive officer of each of Globe and Acquiror.

(b) Agreements and Covenants. Globe and Acquiror shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Globe and Acquiror by an authorized executive officer of each of Globe and Acquiror.

Section 6.3 Additional Conditions to the Obligations of Globe and Acquiror. The obligations of Globe and Acquiror to consummate the Scheme of Arrangement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Globe:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (other than the representations of the Company set forth in Section 2.1(a) (Organization; Standing and Power), Section 2.1(b) (Charter Documents), the second and third sentences of Section 2.1(d) (Subsidiaries), Section 2.2 (Capital Structure), Section 2.3(a) and (b)(i) (Authority; Non-Contravention) and Section 2.10 (Brokers’ and Finders’ Fees)) shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties other than those contained in Section 2.5(a)) as of the date of this Agreement and the Closing Date as though made on and as of such date except (A) for failures to be true and correct that, in the aggregate for all such failures, have not had a Company Material Adverse Effect and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date); provided, that the representations and warranties of the Company contained in Section 2.1(a) (Organization; Standing and Power), Section 2.1(b) (Charter Documents), the second and third sentences of Section 2.1(d) (Subsidiaries), Section 2.2 (Capital Structure), Section 2.3(a) and (b)(i) (Authority; Non-Contravention) and Section 2.10 (Brokers’ and Finders’ Fees) shall be true and correct in all respects (except, with respect to Section 2.2, to the extent that such inaccuracies would be de minimis in the aggregate) as of the date of this Agreement and the Closing Date as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date). Acquiror shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized executive officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Acquiror shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d) No Governmental Proceedings. There shall not be any (i) pending suit, action or proceeding challenging or seeking to restrain or prohibit the consummation of the Scheme of Arrangement or any of the other transactions contemplated by this Agreement or (ii) pending suit, action or proceeding seeking to require Globe, Acquiror or the Company or any of their Subsidiaries or Affiliates to effect any remedial measures that Acquiror is not required to accept pursuant to Section 5.7.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated, and the Acquisition may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the shareholders of the Company:

(a) by mutual written consent duly authorized by the boards of directors of the Company and Globe;

(b) by either Globe or the Company if the Acquisition shall not have been consummated by 11:59 p.m. (New York City Time) on May 17, 2017 (the operative date upon which this Agreement becomes terminable pursuant to this Section 7.1(b) being referred to herein as the “Termination Date”); provided, that if, prior to the Termination Date, all of the conditions to the Scheme of Arrangement set forth in Article VI have been satisfied or waived, as applicable, or for conditions that by their nature are to satisfied at the Effective Time, shall then be capable of being satisfied, other than any condition set forth in Section 6.1(d), (e) or (f), either the Company or Globe may, prior to 11:59 p.m. (New York City Time) on the Termination Date, extend the Termination Date to a date that is ninety (90) days after the Termination Date (and if so extended, such later date shall be the Termination Date); provided further, however, that (i) the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose action or failure to fulfill any covenant or obligation under this Agreement has been the primary cause of any of the conditions to the consummation of the transactions contemplated hereby set forth in Article VI having failed to be satisfied or fulfilled on or prior to the Termination Date, and such action or failure to fulfill any covenant or obligation constitutes a material breach of this Agreement;

(c) by either Globe or the Company if a Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect, (ii) has the effect of making the Acquisition illegal or otherwise prohibiting, restraining or enjoining the consummation of the Acquisition and (iii) is final and nonappealable; provided, that (A) the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have complied with its obligations under Section 5.7(d) to have any such Law, statute, rule, regulation, executive order, decree, injunction or other order vacated or lifted or removed and (B) the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party hereto whose breach or failure to perform or comply with any obligation under this Agreement was the primary cause of, or the primary factor that resulted in, the issuance of such Law, statute, rule, regulation, executive order, decree, injunction or other order;

(d) by either Globe or the Company if (i) Acquiror has not commenced the Offer and (ii) either (A) the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Scheme Meeting or at any adjournment or postponement thereof at which the applicable vote is taken or (B) the Court refuses to grant the Scheme Court Order; provided, that the right to terminate this Agreement pursuant to this Section 7.1(d)(B) shall not be available to a party hereto if such party shall have failed to comply in all material respects with its obligations under Section 5.1(a) or Section 5.1(b), as applicable;

(e) by the Company, upon a breach by Globe or Acquiror of any representation, warranty, covenant or agreement on the part of Globe or Acquiror set forth in this Agreement, or if any representation or warranty of Globe or Acquiror shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that if such inaccuracy in any of Globe’s or Acquiror’s representations and warranties or breach by Globe or Acquiror is curable by Globe or Acquiror prior to the Termination Date, then the Company may not terminate this Agreement under this Section 7.1(e) prior to sixty

(60) days following the receipt of written notice from the Company to Globe of such inaccuracy or breach; provided, further, that Globe and Acquiror exercise commercially reasonable efforts to cure such breach through such sixty (60) day period (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached any of its representations, warranties, covenants or agreements contained in this Agreement or if such inaccuracy or breach by Globe or Acquiror is cured in all material respects within such sixty (60) day period);

(f) by Globe, upon a breach by the Company of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) (or, if Globe elects to effect the Acquisition by way of the Offer with the consent of the Company pursuant to and in accordance with the terms of this Agreement, the conditions set forth in clause (c) of Annex II, to the extent that such conditions have been cleared by SIC) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the Termination Date, then Globe may not terminate this Agreement under this Section 7.1(f) prior to sixty (60) days following the receipt of written notice from Acquiror to the Company of such inaccuracy or breach; provided, further, that the Company exercises commercially reasonable efforts to cure such breach through such sixty (60) day period (it being understood that Globe may not terminate this Agreement pursuant to this Section 7.1(f) if it shall have materially breached any of its representations, warranties, covenants or agreements contained in this Agreement or if such inaccuracy or breach by the Company is cured in all material respects within such sixty (60) day period);

(g) by Globe if a Triggering Event shall have occurred. For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board or any committee thereof shall for any reason have made a Change of Recommendation, (ii) if Globe elects to commence the Offer with the consent of the Company pursuant to and in accordance with this Agreement and the Company shall have failed to file the Schedule 14D-9 as required under Section 1.02(a) of Annex I, (iii) the Company shall have failed to include: (A) in the Scheme Document the recommendation of the Board in favor of the approval of the Scheme of Arrangement and this Agreement and/or (B) if Globe elects to commence the Offer with the consent of the Company pursuant to and in accordance with this Agreement, in the Schedule 14D-9 the recommendation of the Board that Company shareholders tender their Company Ordinary Shares in the Offer, (iv) the Company shall have entered into any Acquisition Agreement, (v) the Company shall have publicly announced its intention to do any of the foregoing, or (vi) the Company shall have committed a material breach of the provisions of Section 5.4;

(h) by the Company if: (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Effective Time, but each of which is capable of being, and is reasonably expected to be, satisfied at the Effective Time, or conditions that are within the control of Globe), (ii) the Company has irrevocably confirmed in writing to Globe that it is ready, willing and able to consummate the Acquisition (and the Company shall not have delivered written notice purporting to revoke such notice) and (iii) Globe does not then have readily available the Required Amount and Globe and Acquiror otherwise fail to consummate the transactions contemplated by this Agreement by 5:00 p.m. New York City time on the third (3rd) Business Day following receipt of such written notice from the Company; and

(i) by the Company, provided that the Company has complied in all material respects with its obligations under Section 5.3 and Section 5.4, at any time prior to obtaining the Company Shareholder Approval at the Scheme Meeting or any adjournment or postponement thereof, in order to concurrently enter into a definitive Acquisition Agreement providing for a Superior Offer, if prior to or concurrently with such termination, the Company pays the Termination Fee (as defined in Section 7.3(b)(i)) due under Section 7.3(b)(i).

Section 7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall become null and void and of no further force or effect without liability or obligation on the part of any party hereto (or any Affiliate of such party and such party’s and its Affiliates’ respective Representatives), except as set forth in Section 5.5(a), Section 5.16(e), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement. No termination of this Agreement shall affect the obligations of the parties hereto contained in the Confidentiality Agreement, which agreement shall survive termination of this Agreement in accordance with its terms.

Section 7.3 Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Acquisition is consummated.

(b) Payments.

(i) In the event that this Agreement is terminated by (A) Globe pursuant to Section 7.1(g), then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay Globe a fee equal to U.S. $19,200,000 in immediately available funds (the “Termination Fee”), or (B) the Company pursuant to Section 7.1(i), then the Company shall, on the date of such termination, pay Globe the Termination Fee, in each case by wire transfer of immediately available U.S. dollars to the applicable account or accounts designated in writing to the Company by Globe.

(ii) In the event this Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(d), or by Globe pursuant to Section 7.1(f) and following the date hereof and (x) prior to the Scheme Meeting in the event of a termination of this Agreement pursuant to Section 7.1(d) and (y) prior to such termination in the event of a termination pursuant to Section 7.1(b) or (f), as the case may be, any Acquisition Proposal with respect to the Company shall have been made known to the Company or publicly disclosed and, in either case, not withdrawn, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal in respect of the Company which is not withdrawn, and (A) within twelve (12) months following the termination of this Agreement an Alternative Transaction involving the Company is consummated or (B) within twelve (12) months following the termination of this Agreement the Company enters into a Contract providing for an Alternative Transaction involving the Company that is subsequently consummated, then the Company shall promptly pay Globe the Termination Fee, but in no event later than two (2) Business Days after the first to occur of (A) or (B) (and in the case of (B), only upon the consummation of such Alternative Transaction) (it being understood that only one Termination Fee shall be payable in the event that (A) and (B) both occur) by wire transfer of immediately available U.S. dollars to the applicable account or accounts designated in writing to the Company by Globe.

(iii) Notwithstanding anything to the contrary in this Agreement, if Globe receives the Termination Fee pursuant to Section 7.3(b)(i) or Section 7.3(b)(ii), such payment (plus any amount payable pursuant to Section 7.3(b)(vi)) shall be the sole and exclusive remedy of Globe and Acquiror against the Company and its Subsidiaries and their respective former, current or future partners, shareholders, managers, members, Affiliates and Representatives (each a “Company Related Party”) and no Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, that if Globe receives any payments from the Company in respect of any breach of this Agreement and thereafter Globe receives the Termination Fee pursuant to Section 7.3(b)(i) or Section 7.3(b)(ii), the amount of such Termination Fee shall be reduced by the aggregate amount of such payments made by the Company in respect of any such breaches. Subject only to Globe’s and Acquiror’s entitlement to specific performance as set forth in Section 8.9, in the event the Termination Fee is paid, the maximum aggregate liability of the Company and any Company Related Party under or in respect of this Agreement or the transactions related hereto shall be an amount equal to the Termination Fee plus any amount payable pursuant to Section 7.3(b)(vi).

(iv) In the event that this Agreement is terminated pursuant to (A) Section 7.1(h), (B) Section 7.1(e) as a result of the breach by Globe or Acquiror of the representations set forth in Section 3.2(e) or the covenants set forth in Section 5.17, (C) Section 7.1(c), provided that the Governmental Entity referred to therein has acted with respect to CFIUS, any Antitrust Law or any ROC Approval or (D) Section 7.1(b) and, at the time of such termination pursuant to Section 7.1(b) (x) all of the conditions to the Scheme of Arrangement set forth in Article VI have been satisfied or waived, as applicable (other than (I) conditions that by their nature are to be satisfied at the Effective Time, provided that such conditions shall then be capable of being satisfied and (II) conditions that are within the control of Globe or Acquiror), other than any one or more of the conditions set forth in Section 6.1(e), Section 6.1(f) or, solely with respect to CFIUS, any Antitrust Law or any ROC Approval, Section 6.1(d) or Section 6.3(d) or (y) in the event that Globe has elected to effect the Acquisition by way of the Offer with the consent of the Company pursuant to and in accordance with the terms of this Agreement, the Offer Conditions described Annex II have been satisfied or waived (other than (I) conditions that by their nature are to be satisfied at the expiration of the Offer, provided that such conditions shall then be capable of being satisfied and (II) conditions that are within the control of Globe or Acquiror), other than any Offer Conditions described in clauses (e) or (f) of Annex II, or, solely with respect to CFIUS, any Antitrust Law or any ROC Approval, clause (d) of Annex II, then in each case described in the foregoing clauses (A), (B), (C) and (D), Globe and the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, execute and deliver to the Escrow Agent a joint written instruction to release to the Company from the funds held in the Escrow Fund an amount equal to U.S. $40,000,000 in immediately available funds (the “Globe Termination Fee”) to the applicable account or accounts designated in such joint written instruction to the Escrow Agent.

(v) Notwithstanding anything to the contrary in this Agreement, if the Company receives the Globe Termination Fee pursuant to Section 7.3(b)(iv) such payment (plus any amount payable pursuant to Section 7.3(b)(vi)) shall be the sole and exclusive remedy of the Company against Globe and its Subsidiaries and their respective former, current or future partners, shareholders, managers, members, Affiliates and Representatives (each a “Globe Related Party”) and no Globe Related Party shall have any further liability or obligation, relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, that if the Company receives any payments from Globe or Acquiror in respect of any breach of this Agreement and thereafter the Company receives the Globe Termination Fee pursuant to this Section 7.3(b)(iv), the amount of such Globe Termination Fee shall be reduced by the aggregate amount of such payments made by Globe or Acquiror in respect of any such breaches. Subject only to the Company’s entitlement to specific performance as set forth in Section 8.9, the maximum aggregate liability of Globe, Acquiror and the Globe Related Parties under or in respect of this Agreement or the transactions related hereto shall be an amount equal to U.S. $40,000,000 plus any amount payable pursuant to Section 7.3(b)(vi).

(vi) Interest and Costs. Each of Globe, Acquiror and the Company acknowledges that the agreements contained in this Section 7.3(b) are integral parts of the transactions contemplated by this Agreement, and that, without these agreements, none of Globe, Acquiror or the Company would enter into this Agreement. Accordingly, if a party fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, another party hereto makes a claim that results in a judgment against the party failing to pay the amounts set forth in this Section 7.3(b), such failing party shall pay the claiming party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with obtaining such amounts, together with interest on the amounts set forth in this Section 7.3(b) from the date such payment becomes due pursuant to this Section 7.3(b) to the date paid at the prime rate published in the Wall Street Journal on the date such payment was required to be made.

(vii) Certain Definitions. For the purposes of this Section 7.3(b) only, “Alternative Transaction” with respect to the Company, shall mean the transactions contemplated by an Acquisition Proposal (other than the transactions contemplated by this Agreement); provided, that for the purpose of this definition, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.4(g)(i), except that references to “15%” therein shall be deemed to be references to “50%”.

(viii) Each of the Company, Globe and Acquiror acknowledges and agrees that, notwithstanding anything expressed or implied in this Agreement or elsewhere, in no event shall (i) the Company be required to pay the Termination Fee on more than one occasion or (ii) Globe be required to pay the Globe Termination Fee on more than one occasion.

Section 7.4 Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with this Agreement and the Acquisition by the shareholders of the Company; provided, however, after such approval, no amendment shall be made which by applicable Legal Requirements or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders of the Company without such further approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Globe, Acquiror and the Company.

Section 7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken or authorized by its board of directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties hereto. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties of Acquiror and the Company contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and shall not survive the Effective Time for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party hereto or any of their respective Affiliates, or any of their respective Representatives, in respect thereof, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time. After the Effective Time, there shall be no liability on the part of, nor shall any claim be made by, any party hereto or any of their respective Affiliates, or any of their respective Representatives, in respect of any covenants or agreements that, by their terms, contemplate performance at or prior to the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date is not a Business Day) of transmission by telecopy or facsimile or (c) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date is not a Business Day) if delivered by an internationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Company, to:

SunEdison Semiconductor Limited
501 Pearl Drive St. Peters, Missouri 63376
Attention:	Senior Vice President and General Counsel
Telephone No.:	(636) 474-5430

with copies to:

Bryan Cave LLP
One Metropolitan Square, Suite 3600
211 N. Broadway
St. Louis, Missouri 63102
Attention:	William F. Seabaugh, Esq.
Kristin M. Yemm, Esq.
Telephone No.:	(314) 259-2450
Telecopy No.:	(314) 259-2020

(ii)	if to Globe or Acquiror, to:

GlobalWafers Co., Ltd.
No. 8. Industrial East Road 2.
Hsinchu City 30075, Taiwan R.O.C.
Attention:	Doris Hsu
Corey Lu
Telephone No.	+886 3 5772233
ext 2370
Telecopy No.	+886 3 5781706

with copies to:

White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
U.S.A.
Attention:	John M. Reiss, Esq
Michael A. Deyong, Esq.
Jonathan Olier, Esq
Telephone No.	(212) 819-8247
Telecopy No.:	(212) 354-8113

Section 8.3 Interpretation; Certain Definitions.

(a) For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement (including in the Schedules, Annexes and the Company Disclosure

Schedule and Acquiror Disclosure Schedule) are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole. When reference is made herein to a “Business Day,” such reference shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, State of Missouri, State of Texas, Singapore or the Republic of China, or is a day on which banking institutions located in New York, New York, Singapore or the Republic of China are authorized or required by law or other governmental action to close. When reference is made in this Agreement to information that has been “made available,” then that shall mean that such information was either (i) included in the Company Designated SEC Reports or (ii) included in the Company electronic data room no later than 2:00 p.m., Eastern Time, one (1) Business Day before the date of this Agreement. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to an Article, Section, paragraph, clause, Schedule, Annex or Exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Whenever the phrase “in the ordinary course of business,” is used in this Agreement, it shall be deemed to be followed by the words “consistent with past practice.” References to any “statute” or “regulation” are to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any “Section of any statute or regulation” include any successor to the section. The definition of any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. All references to “$” in this Agreement shall be deemed references to United States dollars. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. The Company, Globe and Acquiror agree that the terms and language of this Agreement were the result of negotiations between the Company, Globe and Acquiror and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against the Company, Globe or Acquiror, as the case may be. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

(b) For purposes of this Agreement, the term “Company Designated SEC Reports” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and any report filed with the SEC by the Company pursuant to the Exchange Act after the date of filing of such Form 10-K filed with the SEC on the SEC’s EDGAR system at least three (3) Business Days prior to the date of this Agreement (excluding, in each case, any risk factors disclosures contained under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer or any other similar disclosures included in such Company Designated SEC Reports that are predictive, cautionary or forward-looking in nature and, in each case, only to the extent the qualifying nature of such disclosure is reasonably apparent on the face of such Company Designated SEC Reports).

(c) For purposes of this Agreement, the term “Knowledge” shall mean, (i) with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed on Section 8.3(c) of the Company Disclosure Schedule and (ii) with respect to Globe, the actual knowledge after reasonable inquiry of the individuals listed on Section 8.3(c) of the Acquiror Disclosure Schedule.

(d) For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any change, event, development, circumstance or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination of the occurrence of the Company Material Adverse Effect, has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the business, operations, assets (including intangible assets), liabilities, capitalization, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (y) the Company’s ability to consummate the transactions contemplated by this Agreement on a timely basis; provided, however, that, with respect to clause (x), in no event shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any Effect resulting from national, regional or world economic or political conditions, except in any case to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to their industry peers, (B) conditions in the semiconductor industry, and Effects therein, except to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to their industry peers, (C) any Effect resulting from actions required to be taken by the Company pursuant to this Agreement or approved in advance in writing by Globe, (D) any Effect attributable to the announcement or pendency of the Acquisition or the other transactions contemplated by this Agreement, including the identity of Globe and the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with their respective customers, suppliers or other Persons with whom any of them has a business relationship, (E) a change (in and of itself) in the stock price or trading volume of such entity, or any failure (in and of itself) of such entity to meet published revenue or earnings projections; provided, that clause (E) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume or failure to meet internal or published revenue or earnings projections, (F) any adverse effect resulting from any act of terrorism, war, national or international calamity, force majeure or any other similar event, except in either case to the extent the Company and its Subsidiaries are either directly affected thereby or are disproportionately affected thereby as compared to their industry peers, (G) any Effect resulting from or relating to any change after the date of this Agreement in generally accepted accounting requirements or principles, except in any case to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to their industry peers or (H) any Effect resulting from changes after the date of this Agreement in Legal Requirements, except to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to their industry peers. For purposes of this Agreement, the term “Acquiror Material Adverse Effect” shall mean any Effect that, individually or when taken together with all other Effects that exist at the date of determination of the occurrence of the Acquiror Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the ability of Globe or Acquiror to perform their respective obligations hereunder and the transactions contemplated hereby.

(e) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

Section 8.4 Disclosure Schedules. The disclosure set forth in the Company Disclosure Schedule or the Acquiror Disclosure Schedule, as applicable, shall provide an exception to or otherwise qualify (a) the representations and warranties of the Company or Acquiror, as applicable, contained in the Section or subSection of this Agreement corresponding by number to such disclosure and (b) the other representations and warranties in this Agreement to the extent it is readily apparent from a plain reading of such disclosure that such disclosure is applicable to such other representations and warranties. The parties hereby agree that no reference to or disclosure of any item or other matter in the Company Disclosure Schedule or the Acquiror Disclosure Schedule, as applicable, shall be construed as an admission or indication that (i) such item or other matter is material, (ii) such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule or the Acquiror Disclosure Schedule, as applicable, respectively, or (iii) any breach or violation of any Legal Requirements or any Contract exists or has actually occurred.

Section 8.5 Counterparts. This Agreement may be executed in two or more counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

Section 8.6 Entire Agreement; Third-Party Beneficiaries. This Agreement, the Escrow Agreement and the Confidentiality Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Acquiror Disclosure Schedule, (a) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Effective Time and shall survive any termination of this Agreement and (b) are not intended to confer upon any other Person any rights or remedies hereunder; provided, however, that the parties hereto specifically acknowledge and agree that Section 5.12 and Section 5.16(e) shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.

Section 8.7 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.8 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

Section 8.9 Governing Law; Specific Performance; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided, however, that (i) the Scheme of Arrangement shall be governed by the laws of the Republic of Singapore and (ii) the laws of a particular party’s jurisdiction of incorporation shall govern such party’s fiduciary obligations.

(b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 8.9(c), without posting bond or other undertaking, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party hereto will allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties hereto further agree that (i) by seeking any remedy provided for in this Section 8.9(b), a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (ii) nothing contained in this Section 8.9(b) shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 8.9(b) before exercising any other right under this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, but without limiting the Company’s right to specifically enforce Globe’s and Acquiror’s other obligations under this Agreement (including by requiring Globe and the Acquiror to perform its obligations under Section 5.16), the Company shall not be entitled to specifically enforce the respective obligations of Globe or Acquiror to consummate the Acquisition if the Debt Financing is not available in an amount sufficient to permit Globe to consummate the Acquisition on the date that would otherwise have been the Closing Date.

(d) Except with respect to the Scheme of Arrangement and matters arising therefrom which shall be brought and determined exclusively in the Courts of Singapore, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.9, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Legal Requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.10 Assignment. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto. Notwithstanding the foregoing, Globe and Acquiror may, without the consent of the Company, assign this Agreement or all or any portion of its rights, interests or obligations hereunder to any of Globe’s Subsidiaries; provided that no such assignment shall release Globe or Acquiror from their respective obligations hereunder; and provided, further, that such assignment is permitted pursuant to the Commitment Letters and does not in any way affect the conditionality or availability of the Debt Financing or make the consummation of the Debt Financing less likely to occur. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.11 Waiver of Jury Trial. EACH OF GLOBE, ACQUIROR AND THE COMPANY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFOR, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN ACCORDANCE WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF ACQUIROR OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

GlobalWafers Co., Ltd.

By:	/s/ Doris Hsu
Name:	Doris Hsu
Title:	Chairperson and CEO

GWafers Singapore Pte. Ltd.

By:	/s/ Doris Hsu
Name:	Doris Hsu
Title:	Director

SunEdison Semiconductor Limited

By:	/s/ Shaker Sadasivam
Name:	Shaker Sadasivam
Title:	President and Chief Executive Officer

[Signature Page to Implementation Agreement]

ANNEX I

THE OFFER

To the extent permitted by Legal Requirements and subject to compliance with the Singapore Code, or the receipt of any necessary waiver(s) or clearance(s) by the SIC of the applicable provisions thereof, the Parties agree that in the event the Offer is commenced by Globe with the consent of the Company, the Offer shall be conducted in accordance with this Annex I:

Section 1.01 The Offer.

(a) Commencement of the Offer. In the event the Acquisition is effected by way of an Offer pursuant to and in accordance with this Agreement, Acquiror shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the issued Company Ordinary Shares (other than those already held by Globe, Acquiror, their related corporations (as such term is defined in the Companies Act) or their respective nominees, including all new Company Ordinary Shares unconditionally issued or to be issued pursuant to the valid conversion of any Company Options or Company Restricted Share Units on or before the latest date on which the Offer is no longer open for acceptances (the “Offer Shares”) at a price per share at least equal to the Scheme Price (the “Offer Price”) (as adjusted as provided in Section 1.01(c), if applicable) and in accordance with the requirements of the Singapore Code, if applicable. Acquiror reserves the right to require that any or all of the Offer Conditions (other than the Minimum Acceptance Condition) be satisfied as a pre-condition to the making of the Offer. The Acquiror, when commencing the Offer, will have sufficient resources available to it to satisfy full acceptance of the Offer and to make the payments required to be made under Section 5.11 of this Agreement.

(b) Terms and Conditions of the Offer. The obligations of Acquiror to accept for payment, and pay for, any Company Ordinary Shares tendered pursuant to the Offer are subject only to the conditions set forth in Annex II (the “Offer Conditions”). The Offer Conditions are for the sole benefit of Acquiror, and, subject to prior consultation with the SIC, Acquiror may waive, in whole or in part, any Offer Condition. Acquiror expressly reserves the right to increase the Offer Price or, subject to prior consent of the SIC, to waive or make any other changes in the terms and conditions of the Offer; provided, however, that, notwithstanding the foregoing or anything to the contrary set forth in this Agreement or in the Offer Documents, unless previously approved by the Company and the SIC in writing, Acquiror shall not (i) reduce the number of Company Ordinary Shares sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add to the Offer Conditions or amend, modify or supplement any Offer Condition, (vi) extend the expiration date of the Offer in any manner other than in accordance with the terms of Section 1.01(d), or (vii) amend, modify, change or supplement any terms or conditions of the Offer that would have a material and adverse effect on the Offer or the shareholders of the Company.

(c) Adjustments to Offer Price. Subject to the Singapore Code, if applicable, the Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Ordinary Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Ordinary Shares occurring on or after the date hereof and prior to Acquiror’s acceptance for payment of, and payment for, Company Ordinary Shares tendered in the Offer.

(d) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at Midnight, New York City Time, on the later of (i) the 20th Business Day following the commencement of the Offer (determined using Rule 14d-1(g)(3) under the Exchange Act) and (ii) the 28th day after the posting of the Offer Documents (such later date, the “Initial Offer Expiration Date”); provided, however, if at the Initial Offer Expiration Date or at any then scheduled expiration of the Offer thereafter, any Offer Condition is not satisfied or waived, Acquiror shall extend the Offer on one or more occasions, in consecutive increments of up to five (5) Business Days each (or such longer period as Acquiror and the Company may agree) and (y) Acquiror shall extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the SEC or the SIC or, in each case, the staff thereof applicable to the Offer; provided, however, that in no event shall Acquiror be required to extend the Offer beyond the Termination Date. The last date on which the Offer is required to be extended pursuant to this Section 1.01(d) is referred to as the “Offer End Date” (it being understood that under no circumstances shall the Offer End Date occur after the latest date as permitted under the Singapore Code.) Subject to the Singapore Code and the consent of the SIC, in each case if applicable, Acquiror may, in its sole discretion, provide a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act (the “Subsequent Offering Period”).

(e) Payment. On the terms and subject to the conditions of the Offer and this Agreement, Acquiror shall accept for payment, and pay for, all Company Ordinary Shares validly tendered and not withdrawn pursuant to the Offer promptly (and in any event within three (3) Business Days) after the applicable expiration date of the Offer (as it may be extended in accordance with Section 1.01(d)) and in any event in compliance with Rule 14e- 1(c) promulgated under the Exchange Act, and Acquiror shall also accept for payment, and pay for, all Company Ordinary Shares as they are validly tendered during any Subsequent Offering Period. The date of payment for Company Ordinary Shares accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date”.

(f) Offer Documents. Acquiror shall prepare, and on the date of commencement of the Offer file, with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any supplements or amendments thereto, the “Offer Documents”) and promptly thereafter shall mail the Offer Documents to the holders of the Company Ordinary Shares as required by applicable Legal Requirements. The Company shall co-operate with Acquiror in connection with the preparation and filing of the Offer Documents with the SEC, SIC, Court or any other Governmental Entity in relation to the Offer and the Company shall promptly provide to Acquiror such information concerning the Company as may be required or reasonably requested by Acquiror for inclusion in the Offer Documents or any amendments or supplements thereto. The Company hereby consents to the inclusion in the Offer Documents of the Recommendation. Each of Acquiror and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Acquiror shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC, the SIC or other applicable Governmental Entity and the Offer Documents, as so corrected, to be disseminated to the holders of Company Ordinary Shares, in each case as and to the extent required by applicable Legal Requirements. Acquiror shall promptly notify the Company upon the receipt of any comments from the SEC, the SIC or any other Governmental Entity (or their staffs) or any request from the SEC, the SIC or any other Governmental Entity or (their staffs) for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Acquiror and its respective Representatives, on the one hand, and the SEC, the SIC or any other Governmental Entity or (their staffs), on the other hand. Acquiror shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC, the SIC or any other Governmental Entity or (their staffs) with respect to the Offer Documents, and Acquiror shall provide the Company and its counsel a reasonable opportunity to review and comment on any written response to any such written comments of the SEC, the SIC or any other Governmental Entity or (their staffs). Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Ordinary Shares, or responding to any comments of the SEC, the SIC or any other Governmental Entity or (their staffs) with respect thereto, Acquiror shall provide the Company a reasonable opportunity to review and to propose comments on such document or response.

Section 1.02 Company Actions.

(a) Schedule 14D-9. On the date the Offer Documents are filed with the SEC, provided that, in each case, Acquiror shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Acquiror’s designees to the Board and with respect to Acquiror’s officers, directors and Affiliates, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”), which shall describe and make a recommendation with respect to the Offer, and promptly thereafter shall mail the Schedule 14D-9 to the holders of the Company Ordinary Shares. The Company shall also include in the Schedule 14D-9 the Fairness Opinion and the advice of the independent financial advisor and the advice of the independent directors of the Company on the Offer. Acquiror shall promptly furnish to the Company in writing all information concerning Acquiror that may be required by applicable securities laws for inclusion in the Schedule 14D-9. Each of Acquiror and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and the Schedule 14D-9, as so corrected, to be disseminated to the holders of Company Ordinary Shares, in each case as and to the extent required by applicable Legal Requirements. The Company shall promptly notify Acquiror upon the receipt of any comments from the SEC, the SIC, the Court or any other Governmental Entity (or their staffs) or any request from the SEC, the SIC, the Court or any other Governmental Entity (or their staffs) for amendments or supplements to the Schedule 14D-9, and shall provide Acquiror with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, the SIC, the Court or any other Governmental Entity (or their staffs), on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC, the SIC, or any other Governmental Entity (or their staffs) with respect to the Schedule 14D-9, and where relevant to the Acquiror, the Company shall provide Acquiror and their respective counsel a reasonable opportunity to review and comment on any written response to any such written comments.

(b) Shareholder Lists. In connection with the Offer, the Company shall cause its transfer agent to furnish Acquiror promptly with mailing labels containing the names and addresses of the record holders of Company Ordinary Shares as of a recent date and of those Persons becoming record holders subsequent to such date, together with lists, copies of all lists of shareholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Ordinary Shares, and shall furnish to Acquiror such information (including updated lists of shareholders, security position listings and computer files) and assistance as Acquiror may reasonably request in communicating the Offer to the record and beneficial holders of the Company Ordinary Shares. Subject to applicable Legal Requirements, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Acquiror shall not use or disclose the information contained in any such labels, lists, listings and files other than in connection with the Offer and the Scheme of Arrangement and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in its possession or control in accordance with the Confidentiality Agreement.

Section 1.03 Directors.

(a) Composition of Company Board. Effective upon the initial acceptance for payment by Acquiror of Company Ordinary Shares pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Acquiror shall exercise its rights under this Section 1.03(a)) and from time to time thereafter, Acquiror shall be entitled to designate from time to time such number of members of the Board as will give Acquiror, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation equal to at least that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (ii) the percentage that (A) the number of Company Ordinary

Shares owned by Acquiror and its Subsidiaries (including Company Ordinary Shares accepted for payment pursuant to the Offer) bears to (B) the number of issued Company Ordinary Shares. Subject to applicable Legal Requirements, the Company shall take all action requested by Acquiror necessary to effect any election or appointment pursuant to this Section 1.03, including (at the election of Acquiror) (x) subject to the Company Charter Documents, increasing the size of the Board, and (y) obtaining the resignation of such number of its current directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Board in compliance with applicable Legal Requirements (including, to the extent applicable prior to the Effective Time, Rule 10A-3 under the Exchange Act). From time to time after the Acceptance Time, the Company shall take all action necessary to cause the individuals so designated by Acquiror to be directors on the Board to constitute substantially the same percentage (rounding up where appropriate) as is on the Board on each committee of the Board to the fullest extent permitted by all applicable Legal Requirements and the rules of NASDAQ, and the Company shall take all action requested by Acquiror necessary to effect any such election or appointment.

(b) Section 14(f) of the Exchange Act. The Company shall mail to its shareholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder (together with any amendments or supplements thereto, the “Information Statement”), and the Company agrees to make such mailing concurrently with the mailing of the Schedule 14D-9, provided that, Acquiror shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to such designees and with respect to Acquiror’s officers, directors and Affiliates, and if not then as soon as practicable thereafter. Effects on Continued Listing. After the Acceptance Time, the Company shall, upon Acquiror’s request, take all action reasonably necessary to elect to be treated as a “controlled company” as defined by the NASDAQ.

Section 1.04 Compulsory Offer. If Acquiror receives valid acceptances pursuant to the Offer (or, subject to Acquiror’s compliance with its obligations hereunder, otherwise acquires Company Ordinary Shares at or below the Offer Price during the period of the Offer), in respect of not less than 90% of the Offer Shares as at the date of the Offer and excluding any Company Ordinary Shares held as treasury shares), then Acquiror intends to exercise its right under the Companies Act to compulsorily acquire, at the Offer Price, those Offer Shares of shareholders of the Company who have not accepted the Offer.

ANNEX II

THE OFFER CONDITIONS

Notwithstanding any other term of the Offer or the Agreement, Acquiror shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquiror’s obligation to pay for or return tendered Company Ordinary Shares promptly after the termination or withdrawal of the Offer), pay for any Company Ordinary Shares tendered pursuant to the Offer unless:

(a) there shall have been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Company Ordinary Shares that would represent at least ninety percent (90%) of the Offer Shares (the “Minimum Tender Condition”); provided, however, that Acquiror may, in its discretion (and notwithstanding anything to the contrary contained in this Agreement, without the consent of the Company), subject to the consent of the SIC and compliance with the Singapore Code (if applicable), reduce the Minimum Tender Condition to that number of Offer Shares which, when added to the Company Ordinary Shares held by or on behalf of Acquiror and its Subsidiaries, would represent greater than fifty percent (50%) of the voting rights attributable to the maximum potential issued Company Ordinary Shares as of the expiration of the Offer;

(b) the Agreement shall not have been terminated;

(c) the representations and warranties of the Company contained in this Agreement (other than the representations of the Company set forth in Section 2.1(a) (Organization; Standing and Power), Section 2.1(b) (Charter Documents), the second and third sentences of Section 2.1(d) (Subsidiaries), Section 2.2 (Capital Structure), Section 2.3(a), and (b)(i) (Authority; Non-Contravention) and Section 2.10 (Brokers’ and Finders’ Fees)) shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties other than those contained in Section 2.5(a)) as of the date of this Agreement and the Closing Date as though made on and as of such date except (A) for failures to be true and correct that, in the aggregate for all such failures, have not had a Company Material Adverse Effect and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date); provided, that the representations and warranties of the Company contained in Section 2.1(a) (Organization; Standing and Power), Section 2.1(b) (Charter Documents), the second and third sentences of Section 2.1(d) (Subsidiaries), Section 2.2 (Capital Structure), Section 2.3(a) and (b)(i) (Authority; Non-Contravention) and Section 2.10 (Brokers’ and Finders’ Fees) shall be true and correct in all respects (except, with respect to Section 2.2, to the extent that such inaccuracies would be de minimis in the aggregate) as of the date of this Agreement and the Closing Date as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date), and Acquiror shall have received a certificate

II-1

with respect to the foregoing signed on behalf of the Company by an authorized executive officer of the Company;

(d) there shall not be any (i) pending suit, action or proceeding initiated by any Governmental Entity of competent jurisdiction challenging or seeking to restrain or prohibit the consummation of the Offer or any of the other transactions contemplated by this Agreement or (ii) pending suit, action, or proceeding initiated by any Governmental Entity of competent jurisdiction seeking to require Acquiror or the Company or any of their Subsidiaries or Affiliates to effect any remedial measures that Acquiror is not required to accept pursuant to Section 5.7;

(e) all approvals, authorizations, clearances, licenses, orders, confirmations, consents, exemptions, grants, permissions, recognitions and waivers set forth on Section 6.1(e) of the Company Disclosure Schedule shall have been duly obtained, made or given and shall be in full force and effect and not subject to appeal, and all terminations or expirations of applicable waiting periods (and any extensions thereof) imposed by any Governmental Entity with respect to the transactions contemplated hereby (including the HSR Act) shall have expired or been terminated;

(f) the CFIUS Approval shall have been obtained;

(g) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Acceptance Time, and Acquiror shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company; and

(h) since the date hereof, there shall not have occurred a Company Material Adverse Effect.

For purposes of determining whether the Minimum Tender Condition has been satisfied, Acquiror shall have the right to include or exclude for purposes of its determination thereof shares tendered in the Offer pursuant to guaranteed delivery procedures.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Acquiror to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Acquiror and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, the SIC, the Court or any other applicable Governmental Entity, may (other than the Minimum Tender Condition) be waived by Acquiror in whole or in part at any time and from time to time in its sole discretion prior to the expiration of the Offer. The failure of Acquiror at any time to exercise any of the foregoing rights prior to the expiration of the Offer shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer.

The Acquiror shall, in accordance with the Singapore Code, seek the SIC’s consent before invoking any of the conditions set out in (a) to (h) above to cause the Offer to lapse.

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